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Exhibit 10.10.1

         AMENDMENT TO POWER PURCHASE AGREEMENT

between

P.T. PAITON ENERGY COMPANY
(formerly known as P.T. Paiton Energy Company)
as Seller

and

P.T. PLN (Persero)
(as successor to Perusahaan Umum Listrik Negara)
as PLN

Dated as of June 28, 2002

Execution Copy

AMENDMENT
TO
POWER PURCHASE AGREEMENT

        This Amendment to Power Purchase Agreement (this "Amendment"), dated as of June 28, 2002, between P.T. Paiton Energy (formerly known as P.T. Paiton Energy Company) ("Seller"), a limited liability company organized and existing under the laws of the Republic of Indonesia with its principal address at Menara Batavia, 8th Floor, Jl. K.H. Mas Mansyur Kav. 126, Jakarta 10220, and P.T. PLN (Persero) (as successor to Perusahaan Umum Listrik Negara) ("PLN"), a limited liability company organized and existing under the laws of the Republic of Indonesia with its principal address at Jl. Trunojoyo No. 1/135 Kebayoran Baru, Jakarta Selatan 12160.

WITNESSETH

        WHEREAS, Seller and PLN entered into a Power Purchase Agreement dated as of, and executed and delivered by the Parties on, February 12, 1994 (the "Original PPA");

        WHEREAS, the Plant has been completed, the Commercial Operation Date was achieved on July 10, 1999, and the Special Facilities were completed and turned over to PLN;

        WHEREAS, Seller and PLN have been engaged in discussions to amend and restructure the Original PPA, and pending the finalization of such discussions Seller and PLN have entered into various interim agreements, comprising the Interim Agreement dated February 21, 2000, the Phase I Agreement effective as of January 1, 2001, the Phase II Agreement effective as of July 1, 2001, and the Phase III Agreement effective as of October 1, 2001;

        WHEREAS, Seller and PLN entered into a Binding Term Sheet, dated as of December 14, 2001 and effective as of January 1, 2002 (the "Binding Term Sheet"), to set forth certain commercial terms of agreement on the principal amendments to the Original PPA, including among other things changing the Term of the Original PPA, modifying Components A and C of the tariff under the Original PPA, and providing for Restructuring Settlement Payments for the settlement of arrearages as provided in Section 3.12 of this Amendment, and the waiver of certain claims arising out of or in connection with the Original PPA, as provided in Article 5 of this Amendment; and

        WHEREAS, Seller and PLN now wish to amend certain provisions of the Original PPA as set forth herein, and to set out certain other matters in connection with such amendments;

        NOW, THEREFORE, in consideration of the above premises, and in further consideration of the mutual covenants and agreements hereinafter set forth, Seller and PLN (each a "Party", and collectively, the "Parties") hereby agree as follows.

ARTICLE 1.    INTERPRETATION

        1.1 Capitalized terms used herein have the meanings ascribed to them in the Original PPA, save as otherwise provided herein.

ARTICLE 2.    CONDITIONS PRECEDENT; TERMINATION

        2.1 This Amendment shall become effective only on the date (the "PPA Amendment Effective Date") when each of the conditions set forth in Schedule 1 have been satisfied or waived and the Parties have executed and delivered to each other a "Certificate of Effectiveness" in the form of Exhibit A to that effect ("CP Satisfaction"). Upon CP Satisfaction, the amendments to the Original PPA set forth herein will be deemed to have been effective as of January 1, 2002; however, the Binding

Term Sheet (only while it remains in effect), together with the Original PPA, shall govern the relationship of the Parties and their duties, rights and obligations from and after January 1, 2002 until the PPA Amendment Effective Date. After the PPA Amendment Effective Date, the Binding Term Sheet shall be of no further force and effect. Upon the execution and delivery by both Parties of the Certificate of Effectiveness, the other matters set forth in this Amendment will also be deemed to have been effective as of January 1, 2002, unless otherwise specified.

        2.2 If CP Satisfaction has not occurred within 180 Days of the date hereof (as indicated in the Preamble), then this Amendment can be terminated by either Party by giving thirty (30) days' written notice of such termination to the other Party; provided that the Parties may by mutual agreement extend the termination date for such period or periods as they may mutually determine. Upon termination of this Amendment, the Parties shall have no rights, liabilities or obligations hereunder, the Parties will revert back to the terms and conditions of the Original PPA, which shall remain unchanged and in full force and effect, and the Parties shall retain all rights and remedies under the Original PPA.

ARTICLE 3.    SPECIFIC AMENDMENTS TO ORIGINAL PPA

        Upon CP Satisfaction and without further action of the Parties, the following modifications to the Original PPA will take effect as of January 1, 2002 (unless expressly stated to take effect as of a different date):

        3.1 The following new definition is added to Article 1 (Definitions) of the Original PPA after the definition of Agreement:

    "Amendment" means that certain Amendment to Power Purchase Agreement dated as of June 28, 2002, by and between Seller and PLN.

        3.2 The definition of "Billing Period" in Article 1 (Definitions) of the Original PPA is deleted and replaced with the following:

    "Billing Period" shall mean (i) each calendar month period commencing on January 1, 2002, and continuing thereafter, and (ii) the period from the first Day of the last month of the Term to the last Day of the Term, or if this Agreement is terminated earlier in accordance with the terms hereof, from the first Day of the month in which this Agreement is terminated until the Day of termination.

        3.3 The definition of "Coal Supply Plan" in Article 1 (Definitions) of the Original PPA is deleted and replaced with the following:

    "Coal Supply Plan" shall have the meaning specified in Appendix S.

        3.4 The definition of "Contract Year" in Article 1 (Definitions) of the Original PPA is deleted and replaced with the following:

    "Contract Year" shall mean each calendar year commencing on January 1, 2001. "Contract Year 1" shall be deemed to refer to the period from January 1, 2001 through December 31, 2001, and Contract Years 2-40 shall refer to each successive calendar year thereafter.

        3.5 The following definition is inserted in Article 1 (Definitions) of the Original PPA after the definition of "Good Utility Practice":

    "Governmental Authorization Force Majeure Event" shall mean the inability of Seller to renew or extend its BKPM License or IUKU License necessitated by the extension of the Term under the Amendment for the remaining Term by not later than one (1) year prior to the expiration of each such Governmental Authorization, provided that Seller has used diligent efforts to file or obtain such BKPM License or IUKU License.

        3.6 The following definition is inserted in Article 1 (Definitions) of the Original PPA after the definition of "kWh":

    "Labor Union Lawsuit" shall mean that certain lawsuit filed by the PLN Labor Union in the Central Jakarta District Court bearing docket number Civil Action No. 137/Pdt.G./2001/PN.JKT.PST, and any related filings, orders, judgments or appeals therefrom, whether now pending or hereafter filed.

        3.7 The definition of "Qualifying Alternate Coal" in Article 1 (Definitions) of the Original PPA is deleted and replaced with the following:

    "Qualifying Alternate Coal" shall mean coal having quality and chemistry characteristics within the range set forth in Attachment B of Appendix S.

        3.8 The following definitions are inserted in Article 1 (Definitions) of the Original PPA after the definition of "Required Commercial Operation Date":

    "Restructuring Settlement Payments" shall have the meaning specified in Section 9.4 hereof.

    "RSP Term" shall mean the period commencing on January 1, 2002 and ending on December 31, 2031.

        3.9 Section 2.2 of the Original PPA is deleted in its entirety and replaced with the following:

    "This Agreement shall have a term (the "Term") commencing on February 12, 1994 and expiring on December 31, 2040, unless earlier terminated in accordance with the terms hereof."

        3.10 Section 8.1(d) of the Original PPA is amended by deleting the references to "83%" where they appear and replacing them with "85%".

        3.11 Section 8.2.1(a) of the Original PPA is amended by adding a new subsection (iii) as follows:

    (iii) The Parties agree and confirm that the procedures and arrangements for scheduling Scheduled Outages for Contract Years 1 and 2 have been complied with and accepted.

        3.12 Section 9 of the Original PPA is amended by adding a new Section 9.4 as follows:

            9.4 Restructuring Settlement Payments.

            9.4.1 On or before the last Day of each month during the RSP Term, Seller will provide an invoice to PLN dated as of the last day of such month, and, following the timely receipt of such invoice, PLN will pay PE thirty (30) days after the last day of such month an amount equal to the Rupiah equivalent of US$4,000,000 (each a "Restructuring Settlement Payment") as set forth in Section 4 of Appendix P, and payments thereof shall be made as set forth in Appendix P. In the case that an RSP Invoice is delivered to PLN after the last day of the month to which such RSP Invoice refers, payment of such RSP Invoice shall be 30 days after Seller delivers such RSP Invoice to PLN. Late payments shall be subject to interest as provided in Appendix P.

            9.4.2 The Restructuring Settlement Payments are in addition to any and all other payments to be made under this Agreement, and shall be made without defense, challenge, set-off or counterclaim (other than any calculation or input error in one or more RSP Invoices), and without regard to the actual or deemed availability or unavailability of the Plant during any Billing Period or series of Billing Periods or otherwise, and irrespective of either Party's default, failure to perform or Force Majeure under this Agreement. Notwithstanding the foregoing, the Restructuring Settlement Payments shall be due and payable at the time, in the manner and as calculated as set forth in Appendix F in the circumstances set forth therein.

            9.4.3 It is understood that in the event that the release given by PLN to Seller under Section 5.2 of the Amendment is deemed or determined to be unenforceable as provided in

    Section 5.4 of the Amendment and, as a result thereof, the release given by Seller to PLN under Section 5.2 of the Amendment terminates by operation of said Section 5.4, Seller agrees that it will not seek to collect any Invoices included in Section 5.1(a)(i) of the Amendment, in excess of the aggregate amount of the Restructuring Settlement Payments not theretofore paid, if and only if PLN shall have made all Restructuring Settlement Payments as and when due. The foregoing limitation shall not in any way (x) affect Seller's rights as to any Claims under Section 5.1(a) of the Amendment, other than under said Section 5.1(a)(i) or (y) change PLN's payment obligations as to Restructuring Settlement Payments as provided in Section 9.4.1 and 9.4.2 of this Agreement and the provisions of Appendices F and P of this Agreement.

            9.4.4 PLN's agreement (A) to pay Restructuring Settlement Payments and (B) to waive certain of its Claims, is in consideration of Seller's agreement (x) to settle unpaid or partly paid Invoices and (y) to waive certain of its Claims, all on the terms and conditions set forth in Article 5 of the Amendment.

        3.13 Section 11.3 of the Original PPA is deleted in its entirety and replaced with the following:

          11.3 Fuel Supply.

            Seller shall be responsible for the safe, adequate and reliable supply of coal to the Project throughout the Term. Appendix G sets forth the parameters for determining the price of coal for calendar year 2002 and thereafter, and Appendix S defines the "Coal Supply Plan" and describes the methods by which the price of coal will be adjusted.

        3.14 Section 15.2 of the Original PPA is amended by:

          (a) Deleting the word "and" in the last line of Section 15.2(f);

          (b) inserting the word "; and" and deleting the period (".") at the end of Section 15.2(g); and

          (c) adding a new Section 15.2(h) as follows:

    (h) with respect to Seller only, the occurrence of a Governmental Authorization Force Majeure Event. A Governmental Authorization Force Majeure Event that constitutes an Event of Force Majeure covered by Section 15.2(e) or 15.2(f) shall, at Seller's election, be treated as a Governmental Authorization Force Majeure Event.

        3.15 Section 15.3 of the Original PPA is amended to add a new subsection (f):

          (f) If a Governmental Authorization Force Majeure Event shall have occurred, Seller shall so notify PLN. If the relevant Governmental Authorization that is the subject of the Governmental Authorization Force Majeure Event shall not have been extended or renewed within 45 Days before the expiry of the subject Governmental Authorization, Seller may terminate this Agreement in accordance with Section 16.2.5 on 30 Days notice to PLN.

        3.16 Section 15.5 of the Original PPA is amended by:

          (a) deleting in Section 15.5(a) the reference to "Section 3" and replacing it with "Section 4"; and

          (b) deleting in Section 15.5(b): (i) the reference to "Section 3" in the three places in which it appears and replacing them with "Section 4"; and (ii) deleting the reference to "Section 3.1" and replacing it with "Section 4.1".

        3.17 Section 16.1.4(b)(i) of the Original PPA is amended by deleting it in its entirety and replacing it with the following:

    (i) in the case of a PLN Remediable Event described in Section 16.1.3(a) relating to a failure of PLN to make any Restructuring Settlement Payment or any other payment as and when due and payable, the failure of PLN to make such payment within forty-five (45)Days after receipt of the Remedial Notice; and

        3.18 Section 16.2 of the Original PPA is amended by adding new subsection 16.2.5 as follows:

    16.2.5 If a Governmental Authorization Force Majeure Event occurs and the subject Governmental Authorization has not been renewed or extended within 45 Days before the expiry of the relevant Governmental Authorization, then, Seller may terminate this Agreement on 30 Days notice to PLN, and the provisions of Section 16.3.1(b) shall apply.

        3.19 Section 16.3.1(b) of the Original PPA is amended by inserting, after the reference to "Section 16.2.4" in the second line thereof, the words "or Section 16.2.5".

        3.20 Section 21.2(b) of the Original PPA is amended by deleting the address, telephone and facsimile numbers for Seller and replacing them with the following:

      P.T. Paiton Energy
      Menara Batavia
      8th Floor
      Jl. K.H. Mas Mansyur Kav. 126
      Jakarta 10220
      Indonesia
      Attention: President Director

      Facsimile No.: (62-21) 571-4446
      Telephone No.: (62-21) 571-4445

        3.21 Appendix B of the Original PPA is amended by:

          (a) deleting item H. under paragraph "X. COLD STARTS" and the "Note" immediately following it on page B-4 and replacing it with the following:

    H. Maximum Cold Starts in forty (40) years: 120

          (b) deleting item F. under paragraph "XI. WARM STARTS" and the "Note" immediately following it on page B-4 and replacing it with the following:

    F. Maximum Warm Starts in forty (40) years: 400

        (c) deleting item F. under paragraph "XII. HOT STARTS" and the "Note" immediately following it on page B-5 and replacing it with the following:

    F. Maximum Hot Starts in forty (40) years: 800

        3.22 Appendix F of the Original PPA is amended by:

          (a) adding the following new definition to Section 1.2:

    "Balance of the Term" shall mean the period commencing on the Calculation Date, and ending on December 31, 2040.

          (b) adding a new Section 2.1(ii) as follows, and changing the section numbers of Section 2.1(ii) and 2.1(iii) in the Original PPA to Section 2.1(iii) and 2.1(iv), respectively:

    (ii) the discounted present value (based on a discount rate of 10%) of the aggregate amount of all Restructuring Settlement Payments not yet paid in full (whether or not invoiced) to be paid through and in respect of the end of the RSP Term; plus

          (c) deleting, in the heading for Section 2.2, the words "Section 16.1.6 or Section 16.2.4" and replacing them with the words "Section 16.1.6, Section 16.2.4 or Section 16.2.5".

          (d) inserting in Section 2.2(b), after the reference to "Section 16.1.6" in the second line thereof, the words "or Section 16.2.5".

          (e) deleting, in the second and third lines of Section 3.2, the words "Section 16.1.6 or Section 16.2.4" and replacing them with "Section 16.1.6, Section 16.2.4 or Section 16.2.5."

          (f) deleting the definitions of "n," "AFpy," "CCRy" and "Fy" in Section 2.2(b) in their entirety and replacing them with the following:

n	=	the number of Contract Years and partial Contract Years from the Calculation Date to December 31, 2040;

Afpy	=	the agreed projected Availability Factor, AFp, for each Contract Year, y, as set forth in Appendix G, beginning with the Calculation Date until the end of Contract Year 40;
CCRy	=	the Capital Cost Recovery Charge Rate, CCR, for each Contract Year, y, as set forth in Appendix G, beginning with the Calculation Date until the end of Contract Year 40;
Fy	=	0.33 for Contract Years, y= {1,..., 6}
0.45 for Contract Years, y= {7,..., 14}
0.62 for Contract Years, y= {15,..., 40}; plus

          (g) adding a new Section 2.2(b)(iii) as follows, and changing the section number of Section 2.2(b)(iii) in the Original PPA to Section 2.2(b)(iv):

    (iii) the discounted present value (based on a discount rate of 10%) of the aggregate amount of all Restructuring Settlement Payments not yet paid in full (whether or not invoiced) to be paid through and in respect of the end of the RSP Term; plus

          (h) adding the following new Sections 2.2(b)(v) and (vi):

    (v) For the purposes of this Section 2.2(b), Seller's BKPM License or IUKU License and all other Consents, as well as Seller's right to use the Site and the Easements as provided in Appendix T, shall be assumed to be in full force and effect at all times during the Balance of the Term, provided that Seller shall have exercised diligent efforts to maintain such Consents and Licenses to the extent necessary to fulfill its obligations through the date of the relevant Termination Notice.

    (vi) Any restructuring or rescheduling of Seller's Senior Debt in connection with the modifications to the Original PPA contemplated by the Amendment, which does not exceed the Senior Debt Limit, shall not be considered a "refinancing" for purposes of Section 2.2(b)(ii) of this Appendix F, subject to Section 4.1(f) of the Amendment.

        3.23 Appendix G of the Original PPA is amended by:

          (a) deleting in Section 3 of Part 1 the words "on the basis of a three-step declining structure, the duration of the steps being given", and inserting the words "as set forth".

          (b) deleting in Section 4 of Part 1 the words "(including the portion of Contract Year 1 which consists of the PCO)" in the two places in which they appear, and deleting the words "; i.e., 12 except in the case of Contract Year 1".

          (c) inserting at the end of the carry-over paragraph on page G-3 the following: "(Contract Year 1 (calendar year 2001) has passed and is therefore not considered in Attachment A.)"

          (d) deleting paragraph 6 of Part 1 in its entirety, and replacing it with the words "[no longer applicable]".

          (e) deleting in Part 2 the term "CCpco", as well as the definition of CCpco, all usages thereof and all clauses (or parts thereof, as appropriate) where a calculation of CCpco is required (the Parties recognizing that CCpco is no longer relevant).

          (f) deleting in Part 2 the following equation from the Energy Payment Equations, Fuel Payment: Component C "Pm = The allowance for the cost of coal (in Rp/kg) specified in Attachment B" and replacing it with the equation "Pm = The cost of coal determined in accordance with Attachment B".

          (g) deleting in Attachment A, 3rd paragraph, the sentence "Values are shown in the table, in the row labeled "PCO", for the period from the Commission Date of the first operating unit until the Commercial Operation Date. In this row are the values of CCpco, and MHLpco, along with values of SO and AFp to apply during that period" and not replacing it with anything.

          (h) deleting in Attachment A on page G-12 of the Original PPA the table of "AGREED VALUES" for CC, MHL, SO and AFP, and replacing it with the following table:

Contract Year	Year	CC (MW)	MHL (MWhr/hr)	SO (hr/Plant)	AFP (%)

2	2002	1230	1290	840	85.46

3	2003	1230	1290	588	86.28

4	2004	1230	1290	888	82.85

5	2005	1230	1290	888	82.85

6	2006	1230	1290	588	86.28

7	2007	1230	1290	588	86.28

8	2008	1230	1280	888	83.86

9	2009	1220	1280	888	83.86

10	2010	1220	1280	588	87.28

11	2011	1220	1280	588	87.28

12	2012	1220	1280	888	83.86

13	2013	1220	1280	888	83.86

14	2014	1220	1280	588	87.33

15	2015	1220	1280	588	87.33

16	2016	1220	1280	1200	80.34

17	2017	1220	1280	1200	80.34

18	2018	1220	1280	588	87.33

19	2019	1220	1280	588	87.33

20	2020	1220	1280	888	83.86

21	2021	1220	1280	888	83.86

22	2022	1220	1280	588	87.28

23	2023	1220	1280	588	87.28

24	2024	1220	1280	888	83.86

25	2025	1220	1280	888	83.86

26	2026	1220	1280	588	87.33

27	2027	1220	1280	588	87.33

28	2028	1220	1280	1200	80.34

29	2029	1220	1280	1200	80.34

30	2030	1220	1280	588	87.33

31	2031	1220	1280	588	87.33

32	2032	1220	1280	1200	81.62

33	2033	1220	1280	1200	81.62

34	2034	1220	1280	588	88.40

35	2035	1220	1280	588	88.40

36	2036	1220	1280	888	84.98

37	2037	1220	1280	888	84.98

38	2038	1220	1280	588	86.14

39	2039	1220	1280	588	86.14

40	2040	1220	1280	888	82.72

          (i) deleting in Attachment A the following:

P	=	An allowance for cost of coal (in Rp/kg) to be used in the calculation of Energy Charge Rate ECR, for the year 1997. For subsequent years, P is to be determined in accordance with Appendix S.

        and replacing it with:

P	=	The base CIF Paiton Site cost of coal (in Rp/kg) comprising the costs as stipulated in each of the Primary and Secondary Supply Contracts with Suppliers (excluding coal that PLN supplies under Sections 3.2, 3.6 and/or 4.2 of Appendix S), or as otherwise determined pursuant to Appendix S.

    P1, P2... Pi = The value of P for each Supplier "1' through "i' (where "i' equals the total number of Suppliers).

          (j) deleting in Attachment A the following:

    P1997 = 71.126 Rp per kg

        and replacing it with:

    P for 2002 through 2006 for Adaro is specified in Attachment C of Appendix S.

    P for each Supply Contract shall be adjusted in each Billing Period for the change in diesel fuel price and foreign currency fluctuation as follows:

    Pia = Pi + Li (DFn - DFb) + DPp*Pi(ERn/ERb - 1)

    Where:

    Pia = The CIF Paiton Site cost of coal (in Rp/kg) adjusted for change in diesel fuel price (as applicable) and foreign currency fluctuation for Billing Period m for the relevant Supply Contract.

    Li is the quantity of diesel fuel required in litres per kg of coal for the relevant Supply Contract.

    DFn is the diesel fuel price in Rp per litre published by Perusahaan Pertambangan Minyak Dan Gas Bumi Negara ("Pertamina") for the month immediately preceding the Billing Period.

    DFb is the diesel fuel price in Rp per litre published by Pertamina for the month immediately preceding the effective date of the relevant Supply Contract.

    DPp is the fraction of P attributable to foreign currency costs, subject to adjustment in accordance with Appendix S.

    ERn and ERb defined in Attachment C of Appendix S for the period until December 31st 2006, and thereafter defined as follows:

    ERn = the average Reference Exchange Rate for the month immediately preceding the Billing Period.

    ERb = the average Reference Exchange Rate for the month immediately preceding the effective date of the relevant Supply Contract.

    "Reference Exchange Rate" means the rate announced by Bank Indonesia for the sale (Jual) of U.S. Dollars in exchange for Rupiah designated as "Kurs Transaksi Bank Indonesia" at 11:00 hours (WIB) on the relevant Day and published on a daily basis and as shown on Reuters page designated "BIXY". In the event that such BIXY page rate is no longer quoted or otherwise generally available, the Reference Exchange Rate shall be the most favorable rate (to PLN) quoted by the Reference Banks at which they will sell Foreign Currency in exchange for Rupiah.

          (k) deleting in Attachment A the following:

DPp = 0.60	Year 1997 through Year 2001 thereafter to be adjusted in accordance with Appendix S.

        and replacing it with:

DPp = 0.60	Year 2002 through Year 2006; thereafter to be adjusted in accordance with Appendix S.

          (l) deleting in Attachment A the following equations and words:

CCR =	Capital Cost Recovery Charge Rate (in Rp. per kW-year) to be used in the calculation of Component A of the Capacity Payment for performance up to and including AFpm for the Billing Period

    CCR is based upon a declining step structure, with a different CCR to apply during each step of an agreed duration, as follows:

    CCR1 applies during Step1; CCR2 applies during Step2 and CCR3 applies during Step3.

CCR1 =	1,092,596 Rp per kW-year
CCR2 =	1,065,816 Rp per kW-year
CCR3 =	553,439 Rp per kW-year
STEP1 =	Contract Year 1 to Contract Year 6
STEP2 =	Contract Year 7 to Contract Year 12
STEP3 =	Contract Year 13 to Contract Year 30

        and inserting the following equation and words:

CCR	=
Capital Cost Recovery Charge Rate equal to 630,414.54 Rp per kW-year to be used in the calculation of Component A of the Capacity Payment for performance up to and including AFPM for the Billing Period.

          (m) deleting the words "in effect" where they appear in the formulae box for CCRa, and in the equation for CCRa;

          (n) deleting in Attachment B the following:

            (i) the reference to "27 Capital cities" in the equation for ICPI (but not in the equation for ICPIb) and replacing it with "43 Capital cities".

            (ii) the entire contents under the heading entitled "Energy Component C: ECR" and replacing it with the following:

              The base CIF Paiton Site cost of coal (P) from Adaro (Supplier 1) is specified in Attachment C of Appendix S for the period expiring on December 31, 2006. As Seller enters into Supply Contracts with Adaro and others, each with its own specific value of P, the value of Pa for each Supply Contract, as defined in Attachment A, will be determined in accordance with the formula for calculation of Pa defined in Attachment A. The value of Pm as defined below will be calculated for each Billing Period.

              The base CIF Paiton Site cost of coal (P) for each Supply Contract will be adjusted in accordance with Appendix S. The value of P for each Supply Contract will be adjusted for foreign currency fluctuation, as specified later in this paragraph and in Appendix P, and changes in the price of diesel fuel in each Billing Period, and these adjusted values will be used to obtain Pm, the weighted average of Pa for all Supply Contracts under which coal is delivered in the Billing Period (except that coal PLN supplies under Sections 3.2, 3.6 and/or 4.2 of Appendix S shall not be included in the calculation of Pm). The adjustment on P for foreign currency fluctuation will be performed only on the portion of P defined to represent foreign currency costs (DPp).

    Pm shall be calculated as follows:

    Pm={(Q1*P1a*HHV1 /HHV)+(Q2*P2a*HHV2 /HHV)+... (Qi*Pia*HHVi/HHV)}/(Q1+Q2+...Qi)

    Where:

    Pm = the weighted average CIF Paiton Site cost of coal (in Rp/kg) adjusted for foreign currency fluctuation, change in diesel fuel price (as applicable) and HHV for Billing Period m.

    P1a... Pia = As defined in Attachment A of Appendix G to this Agreement

    Q1... Qi = Quantity of coal in tonnes supplied by Suppliers '1' through 'i' for Billing Period m.

    HHV1... HHVi = High Heating Value of coal in kcal/kg as specified in Supply Contracts '1' through 'i'.

    If no coal deliveries are made in any Billing Period, except in the case of a Coal Supply Force Majeure Event or a voluntary total suspension of coal deliveries by Seller, the value of Pm will be determined in the same manner as a "Discount Event" as provided in Section 4.3 of Appendix S. If a Coal Supply Force Majeure Event or a voluntary total suspension of coal deliveries by Seller is in effect during any Billing Period, the value of Pmwill be calculated as defined in Attachment B "Non-Discount Event Determination of Pm".

    If PLN supplies coal on a CIF Paiton Site basis under the terms of Sections 3.2, 3.6 and/or 4.2 of Appendix S, then the calculation of Pmand Cm shall be as described in Section 5.1 of Appendix S. If PLN supplies coal on a FOB basis under the terms of Sections 3.2, 3.6 and/or 4.2 of Appendix S, then the calculation of Pm and Cm shall be as described in Section 5.2 of Appendix S.

          (o) in Attachment B, deleting the last paragraph on page G-22 in its entirety and replacing it with the following:

          Non-Discount Event Determination of Pm

    If a Coal Supply Force Majeure Event or a voluntary total suspension of coal deliveries by Seller shall be in effect during any Billing Period, the value of Pm during such Billing Period shall be determined in accordance with the provisions in Section 4.3 of Appendix S relating to a Non-Discount Event.

          (p) in Attachment C (page G-25), deleting the following equations in their entirety:

MHLpco	=	As previously defined
Bpco	=	The product of contracted capacity of the Plant prior to Commercial Operation Date (CCpco) and the number of hours in the Billing Period

          (q) in Attachment C (page G-26), deleting the following in its entirety:

    For Billing Periods during Contract Year 1 (including those during the PCO) AFa shall be adjusted as follows:

AFa = [a/B] * CR

          During the PCO period:

a.	If a/B # 40% * AFpm	CR = 1
b.	If 40% * AFpm - a/B # 75/83 * AFpm	CR = 1.09
c.	If 75/83 * AFpm - a/B # AFpm
CR = 1 + [0.09 *	(AFpm - a/B) ]

(AFpm - 75/83 * AFpm)
d.	If a/B > AFpm	CR = 1

During the balance of Contract Year 1:
a.	If a/B # 40% * AFpm	CR = 1
b.	If 40% * AFpm - a/B # 75/85.26 * AFpm	CR = 1.02
c.	If 75/85.26 * AFpm - a/B # AFpm
CR = 1 + [0.02 *	(AFpm - a/B) ]

(AFpm - 75/85.26 * AFpm)
d.	If a/B > AFpm	CR = 1

          (r) in Attachment E deleting the contents of Part 4, "Fuel Minimum Payment", in its entirety and replacing it with the following:

    The initial Primary Supply Contract with Adaro in effect as of the effective date of the Amendment will not contain any requirements to make payment for failure to take a minimum specified quantity of coal for a specific time period (a "fuel minimum take provision"). To the extent that any Supply Contract (including the extension of the initial Primary Supply Contract) contains a minimum fuel take provision, PLN and Seller shall agree on the appropriate pass-through mechanism to include Fuel Minimum Payment in the Price.

          (s) deleting Attachment F in its entirety and replacing it with a new Attachment F as specified in Schedule 2 to this Amendment.

        3.24 Appendix P of the Original PPA is amended by:

          (a) deleting the definitions of "Foreign Currency Portion", "Invoice", "Provisional Invoice Foreign Currency Exchange Rate" and "Reference Banks" in Section 1 (Definitions) and replacing them with the following, respectively:

    "Foreign Currency Portion" shall mean, in respect of any Invoice for the Price or the Restructuring Settlement Payment, the Provisional Foreign Currency Portion stated in the Provisional Invoice and the Final Foreign Currency Portion stated in the Final Invoice, as applicable.

    "Invoice" shall mean, with respect to a Billing Period, the Provisional Invoice or the Final Invoice for such Billing Period, as the case may be. The term "Invoice" shall also mean and include the RSP Invoice (Provisional or Final), as applicable, during the RSP Term.

    "Reference Banks" shall mean, collectively, at least three (3) banks designated as such by PLN from time to time (one of which shall at all times be Bank Indonesia or any successor central bank for the Republic of Indonesia), subject to approval of Seller, which shall not be unreasonably withheld, provided that any change in the designation of a Reference Bank with respect to any Billing Period shall be given on or before the third (3rd) Business Day following the last day of such Billing Period.

          (b) adding the following new definition to Section 1 in proper alphabetical order:

    "RSP Invoice" shall mean the invoice rendered by Seller to PLN in respect of Restructuring Settlement Payments as provided in Section 9.4 of the Agreement, which RSP Invoices shall be provided in the form of Provisional Invoices or Final Invoices.

          (c) adding the following new Section 3(c):

    Notwithstanding anything to the contrary herein, it is understood and agreed that the Restructuring Settlement Payments shall not be subject to the metering provisions of Section 2 of this

    Appendix P.

          (d) adding the following to the end of Section 4:

    Notwithstanding the foregoing, Section 9.4.1 of the Agreement or Section 5 hereof, the Provisional RSP Invoices shall be delivered to PLN on or before the last Day of each month during the RSP Term and, if such RSP Invoice shall have been delivered to PLN on or before the last day of the month as to which such RSP Invoice applies, it shall be due and payable in full thirty (30) Days after the last day of the month to which such RSP Invoice applies as provided in Section 5 and if such RSP Invoice is delivered after the last day of the month as to which such RSP Invoice applies, such RSP Invoice shall be due and payable 30 days after Seller shall deliver such RSP Invoice to PLN as provided in Section 5. The Expected Foreign Currency Amount for each Provisional RSP Invoice shall be US$4,000,000; however, each Provisional RSP Invoice shall also state the amount of Rupiah into which such US$4,000,000 can be exchanged at the Provisional Invoice Foreign Currency Exchange Rate.

          (e) adding the following new Section 6(c):

    (c) In lieu of the procedures in Section 6(a) and (b) above (and the Foreign Currency Indemnity in Section 7 below) in respect of the Expected Foreign Currency Portion of any Invoice, PLN has the option to make payment in full on any Invoice on or before the due date thereof, in Foreign Currency, in the entire amount of the Expected Foreign Currency Amount of such Invoice and, upon such payment in full of the Expected Foreign Currency Amount in Foreign Currency, such payment shall be deemed to be in full satisfaction of the Foreign Currency Portion of the subject Invoice (subject only to the provisions of Section 9.1 and 9.3 of this Agreement). If PLN shall have paid in full the Expected Foreign Currency Amount in Foreign Currency, then the Final Invoice provisions of Section 10 hereof shall not be applicable to such payment.

          (f) adding the following to the end of Section 11:

    The foregoing shall not apply to any RSP Invoice or Restructuring Settlement Payment, since such amounts are not subject to dispute, defense, set-off or counterclaim (other than any calculation or input error in one or more RSP Invoices).

        3.25 Appendix S of the Original PPA is amended by deleting it in its entirety and replacing it with a new Appendix S as specified in Schedule 3 to this Amendment.

        3.26 Appendix T of the Original PPA is amended by:

          (a) deleting the "Parcel Descriptions" (including footnote 1) and "Hectares" in Attachment T-1, and replacing them with the following:

Parcel Description	Hectares
Power Block Area/Seawater Scrubber Area	9.8
Warehouse and Machine Shop Area/Waste Water Treatment Area/Service Water Storage Area	3.6
Coal Storage Area (including areas to be reclaimed)/ Administration Area/Simulator Area	30.2
Ash Disposal Area	32.4
Permanent Operator Housing Area	11.0

87.0

          (b) Exhibit T-1 to the Original PPA is deleted in its entirety and replaced with Exhibit T-1 attached to this Amendment as Attachments T-1 (Work Order 6645, Drawings No. SC353, Revision F and SC354, Revision E). Additionally, a new Exhibit T-4 to this Amendment reflecting the drawing of the operator housing complex (referenced on Attachment T-1 to the PPA) which constitutes a portion of the Project, the Site and the Easements is added to Appendix T as a new Attachment T-4.

ARTICLE 4.    REPRESENTATIONS AND WARRANTIES

        4.1 Seller represents and warrants as of the PPA Amendment Effective Date that:

          (a) Seller is a limited liability company duly organized and validly existing under the laws of the Republic of Indonesia and has all requisite legal power and authority to execute this Amendment and to carry out the terms, conditions and provisions hereof;

          (b) all legislative, administrative and other governmental action required to authorize the execution and delivery, and all non-Indonesian, and to the best of Seller's knowledge and belief after due inquiry, all Indonesian, legislative, administrative and other governmental action required to authorize the performance by Seller, of this Amendment and of the Original PPA as amended hereby and the transactions contemplated hereby and by the amended PPA has been taken and is in full force and effect, except to the extent that any Consent currently held or hereafter obtained by Seller expires by its terms prior to the end of the Term and is not yet subject to renewal or extension;

          (c) the Original PPA as amended hereby and this Amendment constitute the valid, legal and binding obligation of Seller, enforceable in accordance with the terms hereof and thereof, except as the enforceability may be limited only by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally;

          (d) except for the Labor Union Lawsuit, there are no actions, suits or proceedings pending or, to Seller's knowledge, threatened, against or affecting Seller before any court or administrative body or arbitral tribunal that might materially adversely affect the ability of Seller to meet and carry out its obligations under this Amendment or the amended PPA;

          (e)  the execution, delivery and performance by Seller of this Amendment has been duly authorized by all requisite corporate action, and will not contravene any provision of, or constitute a default under, any other agreement or instrument to which it is a party or by which it or its property may be bound; and

          (f)    for the purposes of the calculations under Appendix F to the Agreement: the aggregate principal amount of Seller's Senior Debt does not exceed the Senior Debt Limit provided for under such Appendix F to the Original PPA, assuming that there shall have been no uncured PLN Non-Remediable Event under Section 16.1.3(a) (provided same is subject to cure) and there shall have been no default under the Senior Debt therefrom, the term for the repayment of the Senior Debt shall not be more than twelve (12) years from the date of the first regularly scheduled principal payment provided for under the modifications to the Financing Agreements entered into between PE and its Senior Lenders to reschedule/restructure Seller's Senior Debt in connection with the modifications to the Agreement effectuated by this Amendment; and the principal of the Senior Debt shall amortize on a schedule that is reasonable for restructured project financing transactions of the type and magnitude as, substantially on the terms and conditions of, the Senior Debt.

        4.2 PLN represents and warrants as of the PPA Amendment Effective Date that:

          (a)  PLN has all requisite legal power and authority to execute this Amendment and to carry out the terms, conditions and provisions hereof;

          (b)  all legislative, administrative or other governmental action required to authorize the execution, delivery and performance by PLN of this Amendment and of the Original PPA as amended hereby and the transactions contemplated hereby and by the amended PPA has been taken and is in full force and effect;

          (c)  the Original PPA as amended hereby and this Amendment constitute the valid, legal and binding obligation of PLN, enforceable in accordance with the terms hereof and thereof, except as the enforceability may be limited only by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally;

          (d)  except for the Labor Union Lawsuit, there are no actions, suits or proceedings pending or, to PLN's knowledge, threatened/against or affecting PLN before any court or administrative body or arbitral tribunal which might materially adversely affect the ability of PLN to meet and carry out its obligations under this Amendment;

          (e)  the execution and delivery of this Amendment by PLN has been duly authorized by all requisite corporate action, and will not contravene any provision of, or constitute a default under, any other agreement or instrument to which it is a party or by which it or its property may be bound; and

          (f)    any past or future transfer or encumbrance of the Site or the Easements to or in favor any person does not affect, and shall not affect, Seller's rights in and to the Site and the Easements under Appendix T to the Original PPA, as amended by this Amendment, or the Parties' respective rights and obligations otherwise set forth in said Appendix T.

ARTICLE 5.    RELEASE

        5.1 For the purposes of this Article 5:

          (a)  "Claim" shall mean any and all liabilities, obligations, causes of action (in law or equity), complaints, actions, demands, suits, debts, dues, judgments, executions, costs, expenses, defenses, and other claims or counterclaims of any and every kind, matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, suspected or unsuspected, or otherwise, arising prior to the PPA Amendment Effective Date (unless a different date is indicated with respect to items (i) through (vi) below) out of or in connection with the Original PPA, the Interim Agreement, the Phase I Agreement, the Phase II Agreement, the Phase III Agreement, or any other agreement (oral or written) related to the subject matter of the Original PPA, the Interim Agreement, the Phase I Agreement, the Phase II Agreement, the Phase III Agreement (other than the matters set forth in Section 5.1(b) and the Reserved Claims), including but not limited to any claims with respect to:

            (i) unpaid or partly paid Invoices and interest thereon;

            (ii) PLN's failure prior to the PPA Amendment Effective Date to provide access to the PLN Grid System for commissioning and testing of the Plant in accordance with the requirements of the Original PPA;

            (iii) Seller's right to seek reimbursement for SCADA equipment and fuel oil storage facilities;

            (iv) costs and expenses incurred by either Party in connection with the arbitration proceedings commenced pursuant to Appendix S of the Original PPA prior to the PPA Amendment Effective Date;

            (v) Triggering Events claimed and notified by either Party to the other Party on or prior to December 14, 2001; and

            (vi) costs and expenses for energy imported to the Plant by Seller prior to January 1, 2002.

          (b)  Notwithstanding anything in Section 5.1(a) to the contrary, the term "Claim" shall not include (i) any amounts billed for any Billing Period commencing on or after January 1, 2002 but not yet paid, or amounts accrued for any Billing Period commencing on or after January 1, 2002 but not yet billed, (ii) any payments to be made in respect of the Restructuring Settlement Payments, (iii) any Reserved Claims and defenses thereto and (iv) any Claims arising out of or in connection with any transfers or encumbrances of the Site or any of the Easements.

          (c)  "Reserved Claims" shall mean any and all liabilities, obligations, causes of action (in law or equity), complaints, actions, demands, suits, debts, dues, judgments, executions, costs, expenses, defenses and other claims or counterclaims of any and every kind, matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, or suspected or unsuspected arising out of or in connection with:

            (i) all Claims set forth in Seller's letters to PLN dated April 11, 1998 (Ref. No. 075/PEC-EXE/LT/IV/98), August 20, 1998 (Ref. No. 0144/PEC-EXE/LT/VIII/1998) and January 9, 1998 (Ref. Nos. 005/PEC-EXE/LT/I/98 and 006/PEC-EXE/LT/I/1998), and associated claims arising from such Triggering Events;

            (ii) all Triggering Events and all Claims resulting from events occurring after December 14, 2001 but prior to the PPA Amendment Effective Date (other than claims expressly defined in items (i) through (vi) of Section 5.1(a)); and

            (iii) all Claims, if any, arising out of any interim or final order or judgment in connection with or arising out of the Labor Union Lawsuit.

        5.2 As of the PPA Amendment Effective Date, each Party hereby irrevocably releases and forever discharges the other Party and its officers, directors, shareholders, assigns and affiliates from and against any Claims (other than the Reserved Claims and subject to Section 5.1(b) hereof), and waives all rights it may have now or in the future with respect to any such Claims.

        5.3 If CP Satisfaction does not occur under the terms of Article 2 of this Amendment and either Party terminates this Amendment pursuant to the terms of such Article 2, then as long as PLN has made all the payments as provided in this Amendment applicable for the Billing Periods commencing on January 1, 2002 through the date this Amendment is terminated (including without limitation the Restructuring Settlement Payments), as and when due, then Seller shall accept such payments in full satisfaction of the Price for all Net Dependable Capacity, Net Electrical Output and other components of the Price in respect of the Billing Periods to which such payments relate (subject only to the operation of Appendix H as to any Triggering Events that occur during such Billing Periods).

        5.4 (a) If (x) the release given hereunder by PLN is deemed or determined, for whatever reason, not to be enforceable, by any Governmental Instrumentality of the Republic of Indonesia, and (y) PLN (directly or indirectly) (I) takes any step whatsoever (whether in litigation, arbitration or otherwise) to assert, directly or indirectly, against Seller (or its officers, directors, commissioners, shareholders, assigns or affiliates), any Claim that but for such action by such Governmental Instrumentality would have been released under Section 5.2 hereof, whether as a claim, defense, offset, cross-claim, counterclaim, third party defense or otherwise or (II) PLN takes any company position supporting such action deeming such releases not to be enforceable, then (A) the release given by Seller to PLN under Section 5.2 shall also be deemed not to be enforceable, and (B) Seller and PLN shall each have any and all of such rights against the other Party as existed prior to the effectiveness of the releases given under Section 5.2 hereof, it being understood that each of PLN and Seller shall be deemed to have waived any defense that such claims are barred by any applicable statute of limitations or similar time barring of any such claim, provided such claim is not time-barred on the PPA Amendment Effective Date. The foregoing sentence shall not apply to the Claims described under Section 5.1(a)(i) of this Amendment, which amounts shall remain settled by the Restructuring Settlement Payments; however, nothing in this Section 5.4 shall modify or change PLN's obligation to make payments for Restructuring Settlement Payments as and when provided in Section 9.4 of, and Appendices F and P to, the Original PPA as amended by this Amendment (subject to Section 9.4.3 thereof).

          (b)  If the release to PLN given hereunder by Seller is deemed or determined, in whole or in part and for whatever reason, not to be enforceable by any Government Instrumentality of the Republic of Indonesia, then Seller will provide notice to PLN promptly after Seller becomes aware of same. PLN will then have 90 Days following receipt of such notice to declare by notice to Seller that the release given by PLN hereunder, in whole and not in part, is no longer enforceable against PLN or its officers, directors, commissioners, shareholders, assigns or affiliates. If PLN so notifies Seller that PLN's release to Seller is no longer enforceable in whole, then each of the releases given by Seller hereunder shall also be deemed unenforceable in whole (regardless of whether the releases were originally deemed or determined unenforceable in whole or in part). If PLN does not notify Seller within such 90 Day period that PLN's release are no longer enforceable in whole, then PLN forever waives its right to declare its releases unenforceable or to take any action in respect of any Claims that are the subject of such releases arising from such instance of invalidity or unenforceability, it being understood that each of PLN and Seller shall be deemed to have waived any defense that such claims are barred by any applicable statute of limitations or similar time barring of any such claim, provided such claim is not time-barred on the PPA Amendment Effective Date.

ARTICLE 6.    AGREEMENTS AND CONFIRMATIONS

        6.1 Except with respect to Reserved Claims and the matters set forth in Section 5.1(b):

          (a)  PLN agrees and confirms that as of the PPA Amendment Effective Date, Seller has complied with all of the requirements of, and has performed all of its obligations under, the Original PPA;

          (b)  Seller agrees and confirms that as of the PPA Amendment Effective Date, PLN has complied with all of the requirements of, and has performed all of its obligations under, the Original PPA;

          (c)  Seller and PLN confirm that the Restructuring Settlement Payments settle certain disputes between Seller and PLN as to Invoices delivered by Seller to PLN under Article 9 of the Original PPA, which amounts were not paid by PLN. The Restructuring Settlement Payments are payment in settlement of unpaid or partly paid Invoices, taking account of the RSP Term. The Restructuring Settlement Payments constitute a liquidated settlement amount and are owing to Seller from PLN without defense, offset or counterclaim (other than any calculation or input error in one or more RSP Invoices, as set forth in Article 9 of the Agreement); provided, however, that as part of such settlement, Seller has agreed that such settled amount shall be payable in equal monthly installments of US$4 Million over a thirty (30) year term, all as provided in Section 9.4.1 of the Original PPA as amended by this Amendment, subject to acceleration on exercise of remedies under Article 16 of the Original PPA, as amended by this Amendment and termination of the PPA as provided under Appendix F to the Original PPA as amended by this Amendment. RSP Invoices provided by Seller to PLN on a monthly basis constitute payment notices to PLN to the effect that Restructuring Settlement Payments are due as and when provided under Section 9.4 of the Original PPA as amended by this Agreement; and

          (d)  As and when same shall have been executed, delivered and become effective, Seller will deliver to PLN copies of such modifications to the Financing Agreements entered into between Seller and its Senior Lenders to reschedule/restructure Seller's Senior Debt in connection with the modifications to the Agreement effectuated by this Amendment (subject to such redaction for proprietary and other confidential information as is deemed necessary). This agreement is not and shall not be deemed to be a condition precedent to CP Satisfaction.

        6.2 The foregoing is without prejudice to Section 21.5 of the Original PPA, and does not constitute a waiver of any future delay, omission or default, whether of a similar or dissimilar nature, in each case arising after the PPA Amendment Effective Date.

ARTICLE 7.    MISCELLANEOUS

        7.1 PLN hereby irrevocably consents to the assignment of Seller's rights hereunder to the Lenders pursuant to the Financing Agreements and agrees to execute a consent to assignment or similar document in favor of Lenders or, if requested by the Lenders, to confirm that the consent letter dated April 1995 agreed to by PLN in connection with Seller's financing applies to this Amendment and the Original PPA as amended hereby.

        7.2 On and after the PPA Amendment Effective Date, references to the "Power Purchase Agreement", this "Agreement," the "PPA" or the "amended PPA" shall mean and refer to the Original PPA as modified by the entirety of this Amendment (and not just as modified by Article 3 hereof), and references to "this Amendment" within the text of the Power Purchase Agreement (as amended hereby) shall likewise mean and refer to the Original PPA modified by the entirety of this Amendment.

        7.3 This Amendment shall be governed by, and construed in accordance with, the laws of the Republic of Indonesia. The Parties hereby waive the provisions of Articles 1266 and 1267 of the Indonesian Civil Code with respect to this Agreement to the extent that such waiver is necessary to terminate this Agreement without judicial agreement.

        7.4 The provisions of Article 18 (Settlement of Disputes), Sections 21.3 (Confidentiality), 21.4 (Severability of Provisions), 21.5 (Waiver), 21.6 (Amendment), 21.7 (Entire Agreement), 21.8 (Further Acts and Assurances), 21.9 (Expenses), 21.10 (Interpretation), 21.11 (Waiver of Immunity) and 21.16 (Headings) of the Original PPA are incorporated by reference in this Amendment, mutatis mutandis.

[Signatures appear on the following page]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed in more than one copy, each of which shall be deemed to be an original as of the day and year first above written.

P.T. PLN (Persero)		P.T. Paiton Energy

By:	/s/	By:	/s/
Name: Eddie Widiono Title: President Director		Name: Ronald P. Landry Title: President Director

Schedule 1 to
Amendment to Power Purchase Agreement

Conditions Precedent

        (a) Seller shall have received written affirmation (i) from an authorized representative of the GOI substantially in the form set forth in Exhibit B to this Amendment regarding the continued applicability of the "GOI Support Letter" (Minister of Finance's letter No. S-120/MK.01/1 dated March 2, 1994) to this Amendment and to the Original PPA as amended by the terms hereof and (ii) from the Ministry of Finance regarding the continued applicability of the consent to assignment letter (Ministry of Finance Letter No. S-247/SJ/1995 dated April 20, 1995).

        (b) Seller shall have received written confirmation from the Lenders consenting to the execution and delivery by Seller of this Amendment and the performance by Seller of its obligations hereunder.

        (c)  All Governmental Authorizations which are required to have been obtained by the PPA Amendment Effective Date in connection with the execution, delivery and commencement of performance of this Amendment shall have been obtained and be in full force and effect, including without limitation a letter to Seller from the Ministry of Energy and Mineral Resources substantially in the form of Schedule 5 to the Original PPA (but with such changes as required to refer accurately to the terms of this Amendment).

        (d)  The representations and warranties of Seller and PLN contained or incorporated by reference herein shall be true and correct in all material respects on and as of the PPA Amendment Effective Date with the same force as though made on and as of the PPA Amendment Effective Date and each Party shall have received on the PPA Amendment Effective Date a certificate to the foregoing effect signed by a duly authorized officer of the other Party.

        (e)  The Seller shall have received a legal opinion from outside legal counsel to PLN satisfactory to Seller, substantially in the form set forth in Exhibit C to this Amendment, it being understood that PLN may satisfy Conditions Precedent under (c) above and (f) and (g) below by a legal opinion substantially in the form attached hereto as Exhibit C from outside counsel satisfactory to Seller.

        (f)    PLN shall have obtained written evidence that Team Keppres 133 has approved PLN's execution, delivery and performance of this Amendment.

        (g)  Each of Seller and PLN shall have obtained all requisite corporate and shareholder approvals for the execution, delivery and performance of this Amendment.

        (h)  PLN shall sign and issue to Seller the Taking-Over certificate for the Discrete Element as provided for in Part III.E. of Appendix J.

        (i)    PLN shall have received from Seller a legal opinion from Mochtar, Karuwin & Komar, outside counsel to Seller, substantially in the form set forth in Exhibit D hereto, it being understood that Seller may satisfy Condition Precedent (c) above by a legal opinion substantially in the form attached hereto as Exhibit D.

Schedule 1-1

Schedule 2 to
Amendment to Power Purchase Agreement

Attachment F to Appendix G

Schedule 2-1

Schedule 3 to
Amendment to Power Purchase Agreement

APPENDIX S

COAL PRICE DETERMINATION

1.    Definitions

        (a) All capitalized terms shall have the meanings given to them in the Power Purchase Agreement (the "Agreement") to which this Appendix S is attached, except as otherwise defined herein.

        (b)  When used herein, the defined terms set forth below shall have the following meanings:

          "Adaro" shall mean PT Adaro Indonesia, a limited liability company organized and existing under the laws of Indonesia with its principal address at World Trade Centre, 7th Floor, Jl. Jend. Sudirman Kav. 29-31, Jakarta 12920, Indonesia.

          "Approved Coal Supplier Schedule" shall have the meaning set forth in Section 2.2 of this Appendix S.

          "C m" shall have the meaning set forth in Appendix G to the Agreement.

          "CIF Paiton Site" shall mean the total cost of coal discharged into the receiving hoppers on the Plant jetty and shall include cost of coal, cost of loading, cost of cargo and marine insurance, cost of freight, cost of unloading and cost of taxes, duties and levies.

          "DP p" shall have the meaning set forth in Attachment A to Appendix G to the Agreement.

          "FOB" either (i) shall have the meaning given such term in the then-current edition of the International Rules for the Interpretation of Trade Terms published by the International Chamber of Commerce and commonly referred to as INCOTERMS or (ii) in the context of the shipment and delivery of coal, shall mean "FOB stowed and trimmed" as such term is used in the coal industry, as appropriate for the type of coal being taken into account.

          "Foreign Currency" shall have the meaning set forth in Appendix P to the Agreement.

          "Interim Coal Supply Contract" shall mean a contract for supply of Primary Supply Coal entered into by and between Seller and a potential Supplier prior to the PPA Amendment Effective Date, for a specified contract term of not less than one (1) year and not more than three (3) years from January 1, 2002.

          "P" and "P1 through P i" shall have the meaning set forth in Attachment A to Appendix G to the Agreement.

          "Primary Supplier" shall mean a supplier of Primary Supply Coal which has entered into a Primary Supply Contract with Seller. It is agreed that Adaro will be an initial Primary Supplier.

          "Primary Supply Coal" shall mean coal that satisfies the chemical and quality specifications set forth in Attachment A hereto.

          "Primary Supply Contract" shall mean a contract for the supply of Primary Supply Coal entered into by and between Seller and a Primary Supplier for a specified period of five (5) years with the right, at the option of Seller in good faith consultation with PLN, to renew such contract for up to two (2) further periods of five (5) years each.

          "Qualifying Alternate Coal" shall mean coal that satisfies the chemical and quality specifications set forth in Attachment B hereto.

Schedule 3-1

          "Qualifying Alternate Coal Contract" shall mean a contract for the supply of Qualifying Alternate Coal entered into by and between Seller and a Qualifying Alternate Coal Supplier.

          "Qualifying Alternate Coal Supplier" shall mean a supplier of Qualifying Alternate Coal which has entered into a Qualifying Alternate Coal Contract with Seller.

          "Qualifying Contract" shall mean any contract for the supply of coal to PLN or its Affiliates that requires mandatory delivery of not less than 250,000 metric tonnes of coal during the calendar year for which a determination or calculation hereunder is made.

          "Secondary Supplier" shall mean a supplier of coal that satisfies the chemical and quality specifications for Primary Supply Coal which has entered into a Secondary Supply Contract with Seller.

          "Secondary Supply Contract" shall mean a contract for supply of Primary Supply Coal entered into by and between Seller and a Secondary Supplier for a specified period of one (1) year.

          "Supplier" shall mean either a Primary Supplier or a Secondary Supplier, as the context requires.

          "Supply Contract" shall mean any contract, agreement or purchase order for the supply of coal from a Supplier or a Qualifying Alternate Coal Supplier.

2.    Coal Supply Plan

  2.1
  This Section 2.1 describes the general approach acceptable to the Parties regarding the Coal Supply Plan. The specifics of such approach are discussed in various sections of this Appendix S. The Parties agree to work together in good faith in order to secure the supply of coal at prices and on terms consistent with this Appendix S. The Parties shall negotiate with coal suppliers jointly and try to make all decisions regarding the various coal supply contracts jointly, unless otherwise provided herein. The Parties' intention is for Seller to purchase coal for the Project at market prices by utilizing the procedures in this Appendix S. Prior to the PPA Amendment Effective Date, Seller intends to enter into a Primary Supply Contract with Adaro (Supplier 1) and other potential Primary Supplier(s) as required, and at any time, Seller may also enter into additional Primary Supply Contract(s) and Secondary Supply Contracts with one or more other coal suppliers (Suppliers 2 through "i', where "i' is the total number of Suppliers). Seller, with the agreement of PLN, may purchase coal for delivery by barge and/or self-unloading vessel of Handymax class (or its replacement, if the Handymax Class is no longer suitable or available or is rendered obsolete). If Seller and PLN jointly agree that Seller will purchase coal for delivery by barge, Seller will install all necessary unloading equipment at the Plant, provided that reimbursement terms are first agreed between Seller and PLN.

  2.2
  Prior to the PPA Amendment Effective Date, Seller and PLN shall jointly prepare a schedule of qualified Suppliers and Qualifying Alternate Coal Suppliers. Such schedule shall identify, separately, Primary Suppliers, Secondary Suppliers and Qualifying Alternate Coal Suppliers, and shall be updated or confirmed semi-annually, or more frequently as may reasonably be requested by either Party. Nothing shall be construed to prohibit a Primary Supplier, Secondary Supplier and/or a Qualifying Alternate Coal Supplier from also being any other type of coal supplier hereunder. Seller shall submit said schedule to the Lenders for approval each time that it is updated (which approval shall not be unreasonably withheld or delayed), and upon receipt of such approval (the "Approved Coal Supplier Schedule"), Seller may thereafter, at any time, enter into Supply Contract(s), in accordance with this Appendix S, with such approved Supplier(s) and/or Qualifying Alternate Coal Supplier(s) so long as such

Schedule 3-2

    Supplier(s) and/or Qualifying Alternate Coal Suppliers remain included in the Approved Coal Supplier Schedule. Criteria for inclusion of a Primary Supplier in the Approved Coal Supplier Schedule shall include, (i) compliance with Primary Supply Coal specifications, (ii) evidence of sufficient coal reserves to service the planned production capacity of Supplier's operation during the anticipated contract period, (iii) evidence of production capacity and coal availability sufficient to supply Seller with a specified quantity of coal over the anticipated contract period, (iv) creditworthiness, and (v) written agreement of Supplier(s) and Qualifying Alternate Coal Suppliers to be bound by the terms and conditions of this Appendix S. One Party's request to include a potential Primary Supplier in the Approved Coal Supplier Schedule shall not be rejected by the other Party so long as such potential Primary Supplier meets the requisite criteria for inclusion in such schedule.

  2.3
  Each Primary Supply Contract will have provisions for price adjustment and renewal as described in Section 3 hereof. Each Primary Supplier will be required to commit to supply to Seller a specified annual quantity of Primary Supply Coal with an option of plus or minus ten percent (±10%), exercisable by Seller, for each year of the term of its Primary Supply Contract. Seller, in good faith consultation with PLN, shall determine whether and to what extent such option will be exercised. The maximum specified annual quantities for Adaro (exclusive of the 10% option) will be three (3) million tonnes, and the aggregate maximum specified quantity under other Primary Supply Contracts (if any) (exclusive of the 10% option) will be one (1) million tonnes. At any time the aggregate maximum specified annual quantity under all Primary Supply Contracts (exclusive of the 10% option) shall be four (4) million tonnes.

  2.3
  Each Secondary Supplier will be required to commit to supply to Seller a specified annual quantity of Primary Supply Coal with an option of plus or minus ten percent (±10%), exercisable by Seller, for the term of its Secondary Supply Contract. Seller, in good faith consultation with PLN, shall determine whether and to what extent such option will be exercised.

  2.4
  Any potential Supplier or potential Qualifying Alternate Coal Supplier must be included in the Approved Coal Supplier Schedule prior to the effectiveness of any Supply Contract with such Supplier or Qualifying Alternate Coal Supplier.

  2.5
  The terms and conditions of this Appendix S shall be included in the bid documents for each Primary Supply Contract (except that PLN and Seller agree that Attachment C (which relates only to Seller's interim coal purchase arrangements with Adaro) shall not be included in such bid documents), and as such, each Primary Supplier shall be bound by all conditions contained herein including specifically those provisions pertaining to the negotiation of the initial value of P and any ensuing expert proceedings. Each final Primary Supply Contract shall also include this Appendix S as an integral part of the document and the relevant Supplier shall be bound by all conditions hereof including those pertaining to expert determination of P.

3.    Interim, Primary and Secondary Supply Contracts

  3.1
  Effective January 1, 2002, Seller entered into an Interim Coal Supply Contract with Adaro for coal deliveries to the Project. The material terms and conditions of such Interim Coal Supply Contract were agreed by PLN, Seller and Adaro prior to execution of said contract and are set out in Attachment C hereto.

  3.2
  Seller may enter into other Interim Coal Supply Contracts with potential Suppliers, and Seller will seek to negotiate jointly with PLN any such additional Interim Coal Supply Contracts on terms and conditions substantially similar to those in the existing Interim Coal Supply Contract with Adaro referred to in Section 3.1 herein, and any such additional Interim Coal

Schedule 3-3

    Supply Contracts shall be subject to approval by PLN, such approval not to be unreasonably withheld or delayed. If PLN fails to approve any such additional Interim Coal Supply Contracts within sixty (60) days after Seller notifies PLN that it is requesting such approval, PLN shall supply coal on a CIF Paiton Site basis complying with the chemical and quality specifications for Primary Supply Coal to the Plant, but at no cost to Seller, for the period and in the quantities that would have been covered by the Interim Coal Supply Contracts that were not approved. Any interruption of the supply of coal from PLN in lieu of such disapproved Interim Coal Supply Contract (other than through the fault of Seller) shall be considered a Coal Supply Force Majeure Event and the Plant shall be deemed dispatched only to the extent that Seller is required to limit output as a result of such failure of Seller to receive such coal from PLN in lieu of coal supplied under such disapproved Interim Coal Supply Contract as agreed to be supplied in accordance with this Section 3.2. PLN shall continue to be obligated to make payments for Net Dependable Capacity in accordance with the provisions of Appendix G to the extent of any such deemed dispatch. During the period and to the extent that coal supplied by PLN is being used to operate the Plant, Cm shall not be included in the calculation of the Price except, if Seller and PLN agree to delivery on FOB terms, to the extent that transportation and/or unloading costs are incurred by Seller. The Interim Coal Supply Contracts may be superseded by the Primary Supply Contracts if agreed to by the relevant parties thereto.

  3.3
  The initial Primary Supply Contract entered into by and between Seller and Adaro shall include substantially the terms and conditions as specified in the existing Interim Coal Supply Contract with Adaro referred to in Section 3.1 herein. Such initial Primary Supply Contract, once executed by Seller and Adaro and effective, shall immediately supersede the Interim Coal Supply Contract referred to in Section 3.1 herein, and shall expire on December 31, 2006. Notwithstanding the foregoing, such Primary Supply Contract may be extended in accordance with Section 3.7 herein.

  3.4
  The following provisions of this Section 3.4 set out the basic guidelines and parameters for procuring Primary Supply Contracts, except for the initial Primary Supply Contract with Adaro referred to in Section 3.3 herein. One hundred fifty (150) days prior to the date that coal deliveries under such Primary Supply Contract(s) are scheduled to commence, Seller and PLN will enter into good faith negotiations with Suppliers in order to reach agreement on the value of P for such Primary Supply Contracts. If PLN, Seller and potential Supplier(s) fail to reach agreement on P for any proposed Primary Supply Contract within thirty (30) days the date specified for commencement of such good faith negotiations, Seller will solicit bids on an open tender basis, from Primary Suppliers included in the Approved Coal Supplier Schedule, specifying the date that Seller desires coal supply to commence and the lot quantity and total number of lots to be bid under such Primary Supply Contracts. Primary Supplier(s) will be allowed thirty (30) days from the date of such bid solicitation in which to submit bids; thereafter Seller will prepare and complete an evaluation of conforming bids received, together with recommendations, within twenty (20) days of such receipt and will submit same to PLN. Within ten (10) days after the submission to PLN of the evaluation of bids referred to in this Section 3.4, Seller, in good faith consultation with PLN, will determine the successful conforming bidder and the value of P for each Primary Supply Contract. The determination process shall be as follows: (i) the lowest conforming bidder may be awarded a contract for the total number of lots bid by such bidder, (ii) the balance of outstanding lots, if any, may be awarded to the second lowest conforming bidder, up to the total number of lots bid by such bidder, and (iii) this process may be continued in ascending order of the remaining bidders until all lots are awarded. Notwithstanding the foregoing, Seller may determine, in good faith consultation with PLN, to reject any and all such bids, regardless of whether same are complying or not.

Schedule 3-4

  3.5
  At any time during calendar year 2002 and annually thereafter, Seller will solicit bids from potential Suppliers for various quantities of coal to be delivered under Secondary Supply Contracts. Bid documents shall be prepared by Seller and provided to PLN for review. Bids will be solicited no later than one hundred twenty (120) days prior to the date that Seller desires coal supply to commence under such Secondary Supply Contracts. Suppliers will be allowed thirty (30) days from the date of such bid solicitation in which to submit bids; thereafter, Seller will prepare and complete an evaluation of conforming bids received, together with recommendations, within twenty (20) days of such receipt and will submit same to PLN. Within ten (10) days after the submission to PLN of the evaluation of bids referred to in this Section 3.5, Seller in good faith consultation with PLN, will select the successful conforming bidder(s) and the value of P for such Secondary Supply Contract(s). Seller may then award and enter into one or more Secondary Supply Contracts with the selected conforming bidder and/or one or more other bidders who agree to amend their price and terms to match that of the selected conforming bidder. Notwithstanding the foregoing, Seller may determine, in good faith consultation with PLN, to reject any and all such bids, regardless of whether same are complying or not.

  3.6
  From time to time PLN may be in possession of discrete quantities of Primary Supply Coal which are in excess of its requirements (the "Surplus Coal") and may desire Seller to utilize such Surplus Coal in the operation of the Plant. In such event, PLN shall inform Seller as to the quality specifications, quantity and availability of such Surplus Coal. Seller shall in good faith consult with PLN as to such Surplus Coal and Seller's then foreseeable requirements during the period in which such Surplus Coal is available, and whether such Surplus Coal satisfies its Primary Supply Coal needs. Such consultation shall be required if and only if: such Surplus Coal is available in quantities of not less than forty thousand (40,000) tonnes per occurrence and complies with the definition of Primary Supply Coal as defined in Section 1 herein; and that in agreeing to receive such Surplus Coal, Seller does not breach the terms of any Supply Contract in effect at the time of receipt of such Surplus Coal. After such good faith consultation, Seller, in its sole discretion, may agree to accept delivery and utilize said Surplus Coal in accordance with PLN's request. PLN shall supply all Surplus Coal on a CIF Paiton Site basis at no cost to Seller. During the period and to the extent that Surplus Coal supplied by PLN is being used to operate the Plant, Cm shall not be included in the calculation of the Price except, if Seller and PLN agree to delivery on FOB terms, to the extent that transportation and/or unloading costs are incurred by Seller. Any interruption of the supply of Surplus Coal (other than through the fault of Seller), if and only if the offer to supply such coal was initiated by PLN, shall be considered a Coal Supply Force Majeure Event, and the Plant shall be deemed dispatched only to the extent that Seller is required to limit output as a result of such failure of Seller to receive such Surplus Coal as agreed to be supplied in accordance with this Section 3.6. PLN shall continue to be obligated to make payments for Net Dependable Capacity in accordance with the provisions of Appendix G to the extent of any such deemed dispatch.

Schedule 3-5

  3.7
  Determination of P.

3.7.1	One hundred eighty (180) days prior to the fifth (5th) anniversary (and the tenth (10th) anniversary, if applicable) of the effective date of each Primary Supply Contract, PLN, Seller and the relevant Supplier shall enter into good faith negotiations on the new base value of P. During the period of such negotiations Seller shall consult with PLN on the matter of whether or not to exercise the option to extend such Primary Supply Contract(s). Within a period of one hundred twenty (120) days from the date specified for commencement of the aforementioned good faith negotiations, Seller shall inform the relevant Supplier of the decision regarding the extension, for a further five (5) year term, of such Primary Supply Contract. If the option is exercised to extend such Primary Supply Contract for another five (5) year term, the new base value of P shall be that agreed by PLN, Seller and the relevant Supplier during the negotiation period, except that if PLN, Seller and the relevant Supplier have failed to reach agreement on the new base value of P, and Seller has exercised the option to extend the Primary Supply Contract, the Parties, together with such Supplier, agree that an expert will be retained in accordance with Sections 3.10 through 3.14 hereof to determine the new base value of P. The expert will be instructed to use his best efforts to reach his determination within thirty (30) days of his appointment. However, if the expert fails to render his determination prior to the termination date of the Primary Supply Contract, the relevant Supplier will continue to supply coal in accordance with the terms and conditions of the relevant Primary Supply Contract until the expert has made his determination known to the Parties, and the base value of P shall be the value of P in effect during the fifth calendar year of such Primary Supply Contract. Following the Parties' receipt of the expert determination, the amounts invoiced to PLN and amounts paid to the relevant Supplier for Billing Periods after the expiration of the just-ended term of the Primary Supply Contact shall be adjusted to reflect the new base value of P as determined by the expert, and any adjustment amounts shall be settled through credits or charges in the Billing Period following the date on which the new base value of P is determined.
3.7.2
The Parties agree that any Primary Supply Contract may be extended only if the relevant Supplier is included in the Approved Coal Supplier Schedule as a Primary Supplier. Furthermore, and provided that there are sufficient quantities of Primary Supply Coal available from Primary Suppliers, any replacement, either partially or completely, of any Primary Supply Contract, prior to or upon its expiry, may be accomplished only by executing one or more Primary Supply Contract(s) with Supplier(s) included in the Approved Coal Supplier Schedule as Primary Supplier(s), and for an aggregate annual quantity of Primary Supply Coal not less than that of the Primary Supply Contract being replaced, in the case of early termination of such Primary Supply Contract, or not less than that for which the expiring Primary Supply Contract would have been renewed.

Schedule 3-6

3.7.3
In the case where the base value of P is determined by expert in accordance with Section 3.7.1, such base value of P shall be applicable for one year, except that such value of P may be adopted for such longer period as the Parties and the relevant Supplier may unanimously agree. One hundred twenty (120) days prior to the expiry of the applicability of the agreed base value of P, the Parties and the relevant Supplier shall commence good faith negotiations on the new base value of P. If the Parties and the relevant Supplier fail to reach agreement within thirty (30) days of the date specified for the commencement of such good faith negotiations, the Parties, together with such Supplier, agree that an expert will be retained in accordance with Sections 3.10 through 3.14 hereof to determine the new base value of P. The expert will be instructed to use his best efforts to reach his determination within thirty (30) days of his appointment. However, if the expert fails to render his determination prior to the date of expiry of the applicability of the value of P to be replaced, the relevant Supplier will continue to supply coal in accordance with the terms and conditions of the relevant Primary Supply Contract until the expert has made his determination known to the Parties, and the base value of P shall be the previously agreed value of P for such Primary Supply Contract. Following the Parties' receipt of the expert determination, the amounts invoiced to PLN and amounts paid to the relevant Supplier for Billing Periods after the expiration of the applicability of the previous value of P shall be adjusted to reflect the new base value of P as determined by the expert, and any adjustment amounts shall be settled through credits or charges in the Billing Period following the date on which the new base value of P is determined.
3.7.4
If a particular Supply Contract contains a provision for periodic price adjustment within the term of such Supply Contract (but does not specify the precise adjustment mechanism), then the mechanism for such periodic price adjustment shall be as described in Section 3.7.3 herein.

Schedule 3-7

  3.8
  Expert Procedure

3.8.1	The expert shall determine a price component of P for coal based on market considerations as follows:
3.8.2
The price for thirty percent (30%) of the coal (on a per kg basis) shall be based on the then-current market price for Indonesia-sourced, steaming coal having chemical and quality characteristics within the ranges specified for Primary Supply Coal, FOB port of shipment, taking into consideration the five (5) most recent export transactions with foreign industrial customers/large users, as set forth in information concerning such transactions provided to the expert by the Parties and the Suppliers, and as adjusted based on the comparative heat value and quality of such coal relative to HHV specified in Appendix G and the quality and chemical characteristics of the Primary Supply Coal.
3.8.3
The price for fifty percent (50%) of the coal (on a per kg basis) shall be based on the then-current average price, FOB port of shipment, to be paid by PLN or its Affiliates to private (i.e., not government-owned) commercial coal suppliers during the following calendar year under Qualifying Contracts for use in coal-fired power plants owned and/or operated by PLN or Affiliates, and as adjusted based on the comparative heat value and quality of such coal relative to HHV specified in Appendix G and the quality and chemical characteristics of Primary Supply Coal.
3.8.4
The price for twenty percent (20%) of the coal (on a per kg basis) shall be based on the then-current market price for Indonesia-sourced, steaming coal having chemical and quality characteristics within the ranges specified for Primary Supply Coal, FOB port of shipment, taking into consideration the five (5) most recent transactions by Indonesian industrial customers/large users, as set forth in information concerning such transactions provided to the expert by the Parties and the Suppliers, and as adjusted based on the comparative heat value and quality of such coal relative to HHV specified in Appendix G and the quality and chemical characteristics of Primary Supply Coal.
3.8.5
The quality and chemical characteristics of Primary Supply Coal as referenced above shall be those, on a weighted average basis, of the coals to be supplied by the Suppliers during the year under determination.
3.8.6
The FOB prices referenced above shall be adjusted by the expert to include the costs of taxes, duties and levies, and the costs of cargo and marine insurance and freight for transporting coal to the Site from the referenced ports of shipment in self-unloading geared-and-grabbed vessels in the Handymax Class (or their replacement) or in flat-top coal barges of capacity 7,000 DWT to 12,000 DWT, as applicable. In the case of Handymax (or its replacement) delivery, market conditions for such transport will be based upon internationally recognized time charter rates assuming vessels operate in shuttle service, adjusted for the length of one complete cycle between port of loading/Site/port of loading. In the case of barge delivery, market conditions for such transport will be based upon the then-current price for transportation in barges set forth in information concerning such transactions provided to the expert by the Parties and the Suppliers, and as adjusted for the distance between port of loading and the Site.

Schedule 3-8

  3.9
  Determination of DPp

3.9.1
Starting on January 1, 2007, and quinquennially thereafter, the value of DPp for calendar year 2007 and the following four (4) years shall be agreed or determined in accordance with the procedures set forth in this Appendix S, except for the first five (5) year period, during which the Parties, together with the relevant Supplier(s) shall negotiate and agree on the value of DPp. If the Parties, together with the relevant Supplier(s) fail to agree on a value for DPp for the first five (5) year period, then the Parties and relevant Supplier(s) agree that 0.60 shall be the value used for the first five (5) year period, without referring the matter to an expect.
3.9.2
In accordance with the foregoing, one hundred fifty (150) days prior to the commencement of calendar year 2007, and every five (5) years thereafter, Seller, PLN and relevant Supplier(s) shall enter into good faith negotiations in order to reach agreement on the value of DPp to be in effect in the following five (5) calendar years, such agreement to be reached no later than ninety (90) days prior to the commencement of such following calendar year. If Seller, PLN and relevant Supplier(s) fail to reach agreement on the value of DPp, then the Parties and relevant Supplier(s) agree that the value of DPp shall be 0.60 for the relevant period, without referring the matter to an expert.
3.9.3
Unless Seller and PLN agree otherwise, the expert shall be selected as follows: Either PLN or Seller may request that the International Centre for Expertise (the "Centre") of the International Chamber of Commerce of Paris, France ("ICC") provide a list of five (5) persons qualified to act as an expert for purposes of this Appendix S (the "List"). In order to be so qualified to be included in the List, a person must have demonstrated experience in the commercial aspects of the coal mining industry in Southeast Asia and Australia and must have no financial, commercial or other similar interests which would detract from such person's independence of judgment concerning the matters to be determined under this Appendix S. Any proposed expert shall make full disclosure of any circumstance which could affect his independence and any challenge to such independence must be made by a Party within fifteen (15) days of receipt of such disclosure. The Parties shall endeavor to agree promptly on a person from the List to be the expert, but if such agreement has not been reached within thirty (30) Days following receipt of the List, on the request of any Party, the expert shall by appointed by the Centre.
3.9.4
The expert shall conduct the expert determination in accordance with the ICC Rules of Expertise except as modified herein. The expert shall specify the site of and the procedures to be followed at any sessions to be attended by the Parties and the relevant Supplier(s) for purposes of assisting the expert to reach his determination. Except as provided in Section 3.14 below, the costs of the expert (and any costs of the Centre) in connection with any expert determination shall be shared equally by PLN, Seller and the relevant Supplier(s).
3.9.5
Seller, PLN and the relevant Supplier(s) agree that in case of referral to an expert under this Appendix S, the determination by the expert of the value of P to be in effect for any relevant period shall be made in the manner and using the guidelines set forth in Section 3.8, and as so determined shall be final, conclusive and not subject to appeal.

Schedule 3-9

3.9.6
All proceedings before the expert shall be confidential. Seller, PLN and the relevant Supplier (each, a "Participant"), and the expert, agree to hold any information received during the expert determination in the strictest of confidence and shall not disclose to any non-participant the existence, contents or results of the expert determination or any other information about such expert determination, including but not limited to the evidence adduced or the documents produced by the other participant(s) in the expert proceedings or about the existence, contents or results of the proceeding, except as may be required by a governmental authority or as required in an arbitration for enforcement of an expert determination or an action to enforce such an arbitral award. Before making any disclosure permitted by the preceding sentence, the Participant intending to make such disclosure shall give the other Participants reasonable written notice of the intended disclosure and afford the other Participants a reasonable opportunity to protect its or their interests.
3.9.7
If any Party fails or refuses to comply with the determination of the expert, within thirty (30) days of receipt thereof, then at the request of any Party, the issue that was decided by the expert shall be referred to binding arbitration under Article 18 of the Agreement, except that unless the arbitral tribunal determines that the expert was not independent because of an undisclosed conflict of interest, the arbitral tribunal shall be bound to follow all findings of fact and conclusions reached by the expert, and the entire cost of the expert determination and of the arbitration (including reasonable attorneys' fees) shall be borne by the Party that fails or refuses to comply with the expert's determination.

4.    Qualifying Alternate Coal

  4.1
  Subject to the provisions of Section 4.5, during the period of any interruption in the supply of Primary Supply Coal, Seller shall promptly obtain bids for the supply of Qualifying Alternate Coal in an amount sufficient to operate the Plant in the ordinary course, taking into account Seller's ability to purchase and receive additional quantities of Primary Supply Coal from existing Suppliers. Such bids shall be obtained from sources designated by PLN and from other such sources as Seller believes to be competitive, using the form of tender documents used to procure coal by Secondary Supply Contract (except as to term/duration). On the basis of such bids, and with the prior written approval of PLN, which approval shall not be unreasonably withheld or delayed, Seller shall select a supplier or suppliers of Qualifying Alternate Coal, and upon such selection Seller shall enter into Qualifying Alternate Coal Contract(s) for the supply of Qualifying Alternate Coal, to operate the Plant.

  4.2
  Notwithstanding the provisions of Section 4.1, PLN may, at its sole option, advise Seller to reject all such bids, in which case PLN shall supply coal to the Plant on a CIF Paiton Site basis, but at no cost to Seller, for the period which would have been covered by such bids. During the period and to the extent that coal supplied by PLN is being used to operate the Plant, Cm shall not be included in the calculation of the Price, except, if Seller and PLN agree to delivery on FOB terms, to the extent that transportation and/or unloading costs are incurred by Seller. The foregoing (including PLN's obligation to supply coal) shall also apply if PLN fails to approve any bids for Qualifying Alternate Coal under Section 4.1.

  4.3
  All payments for Qualifying Alternate Coal, other than that supplied by PLN, shall be made in accordance with Appendix G to the Agreement. If a Coal Supply Force Majeure Event shall have occurred and such Event shall have arisen from an event or circumstance which, if affecting Seller, would be an Event of Force Majeure excusing performance by Seller in the manner specified in Article 15 of the Agreement (other than Section 15.2(g) thereof), or if

Schedule 3-10

    there is a voluntary total suspension of coal deliveries by Seller (each such circumstance, a "Non-Discount Event"), Cm shall be calculated as follows: (i) in the event that Qualifying Alternate Coal chosen under Section 4.1 is used to replace all Primary Supply Coal, then the then -current Rupiah equivalent of the actual CIF Paiton Site price per kilogram, actual heating value, and quantity of coal delivered to the Plant for the Billing Period, of Qualifying Alternate Coal, shall be substituted in the formula for the calculation of Pm as described in Appendix G (there will be no adjustment for change in diesel fuel price or DPp); or (ii) in the event that Qualifying Alternate Coal replaces part of Primary Supply Coal, the calculation of Pm for the Qualifying Alternate Coal shall be made as follows: the then-current Rupiah equivalent of the actual CIF Paiton Site price per kilogram, actual heating value, and quantity of each Qualifying Alternate Coal delivered to the Plant during such Billing Period, and the value of Pafor each Primary Supply Coal delivered to the Plant during such Billing Period, shall be substituted in the formula for the calculation of Pm (as described in Appendix G), or (iii) if no coal deliveries are made in the Billing Period under a Non-Discount Event circumstance (a voluntary total suspension of coal deliveries by Seller but excluding deliveries of PLN Supplied Coal) then the value of Pm for such Billing Period shall be the value of Pm applicable to the previous Billing Period. In the event of any interruption in the Primary Supply Coal other than the occurrence of such a Coal Supply Force Majeure Event or voluntary total suspension of deliveries by Seller, each as specified in this Section 4.3 (each such circumstance, a "Discount Event"), the foregoing provisions shall apply except that in the calculation of Pm, the value of Pa shall be the lesser of (i) the weighted average of P of the Qualifying Alternate Coals which are obtained to substitute for the Primary Supply Coal, the delivery of which has been interrupted by the Discount Event, or (ii) the value of Pa of such Primary Supply Coal. For the purposes of any Provisional Invoice, the actual weighted average CIF Paiton Site price per kilogram of such Qualifying Alternate Coal shall be expressed in Rupiah using the Provisional Invoice Foreign Currency Exchange Rate. If no coal deliveries are made in the Billing Period under a Discount Event circumstance (which circumstance excludes the voluntary total suspension of coal deliveries by Seller), excluding deliveries of PLN Supplied Coal, then the value of Pm for such Billing Period shall the value of Pm applicable to the previous Billing Period.

  4.4
  If the supply of Primary Supply Coal has been or foreseeably will be interrupted for a period of more than twelve (12) months (taking into account Seller's ability to purchase and receive additional quantities of Primary Supply Coal from existing Suppliers), Seller shall propose a new source or sources of Primary Supply Coal, subject to the approval of PLN, which approval shall not be unreasonably withheld, and the calculation of Pm and Cm shall be in accordance with Appendix G.

5.    PLN Supplied Coal

  5.1
  If PLN supplies coal ("PLN Supplied Coal") under the terms of Sections 3.2, 3.6 and/or 4.2 of this Appendix S, in any Billing Period, on a CIF Paiton Site basis, then the value of Pm shall be equal to zero. Seller's invoice for such Billing Period shall identify separately Cmfor PLN Supplied Coal and Cm for coal delivered by Suppliers. The actual heating value of PLN Supplied Coal delivered to the Plant in such Billing Period, and the value of SHRw for such Billing Period shall be used to calculate the total energy attributable to such PLN Supplied Coal ("PLN Energy") for the Billing Period. If PLN Supplied Coal is delivered in a Billing Period then Seller's invoice shall be prepared as follows: (i) if such PLN Energy is less than the Ea, the total actual energy received by PLN ("Total Actual Energy") in such Billing Period, then Seller's invoice shall show Cm for PLN Energy at a value of zero, and Cm for Total Actual Energy minus the PLN Energy ("Balance of Energy") calculated as described in Appendix G, or (ii) if the PLN Energy in a Billing Period is greater than the Total Actual

Schedule 3-11

    Energy in such Billing Period, then Seller's invoice shall only show Cm for such Billing Period at a value of zero. The Balance of Energy from such Billing Period shall then be offset against the Balance of Energy for the following month, and the same process as described in (i) and (ii) of this Section 5.1 shall be followed.

  5.2
  If PLN Supplied Coal is supplied under the terms of Sections 3.2, 3.6 and/or 4.2 of this Appendix S, in any Billing Period, on an FOB basis, then the value of Pm shall be equal to the total of all actual transportation and/or unloading costs incurred by Seller for such PLN Supplied Coal, in Rp per kg. Seller's invoice for such Billing Period shall identify separately Cm for PLN Supplied Coal and Cm for coal delivered by Suppliers. The actual heating value of PLN Supplied Coal delivered to the Plant in such Billing Period, and the value of SHRw for such Billing Period shall be used to calculate the PLN Energy for the Billing Period. If PLN Supplied Coal is delivered in a Billing Period then Seller's invoice shall be prepared as follows: (i) if such PLN Energy is less than the Total Actual Energy in such Billing Period, then Seller's invoice shall show a value Cm for PLN Energy calculated as described in Appendix G and using the value of Pm as described in this Section 5.2, and Cm for the Balance of Energy calculated as described in Appendix G and using the value of Pm for coal delivered by Suppliers in such Billing Period, or (ii) if the PLN Energy in a Billing Period is greater than the Total Actual Energy in such Billing Period, then Seller's invoice shall only show a value Cm for PLN Energy calculated as described in Appendix G and using the value of Pm as described in this Section 5.2. The Balance of Energy from such Billing Period shall then be offset against the Balance of Energy for the following month, and the same process as described in (i) and (ii) of this Section 5.2 shall be followed.

Schedule 3-12

Appendix S

ATTACHMENT A

Specifications
for
Primary Supply Coal

		REJECTION LIMITS
PARAMETER
	UNITS	MIN	MAX

High Heating Value — g.a.r.	kcal/kg	4,900	5400*
Total Moisture — as received	% by wt	16	32
Sizing	mm	0	75
Fines	% < 6 mm	0	45%
Grindability	HGI	39	55
Ash — as received	mg/kcal	1.1	8
Sulphur — as received	mg/kcal	0	0.75
Ash Fusion Temp (Reduction)
Initial Deformation	C	1070	—
Hemi Deformation	C	—	—
Fixed Carbon	% by wt	—	—
Volatile Matter — as received		35	40
Dry Ash Free Basis
Carbon	% by wt	—	—
Hydrogen	% by wt	—	—
Nitrogen	% by wt	—	—
Oxygen	% by wt	—	—
Chlorine	% by wt	—	—
    *
    In the event that Supplier wishes to provide coal above the "Rejection Limit", for heating value only, and Seller agrees, at its option, to accept such coal, then Supplier and Seller shall agree in advance on increased limits of heating value and quantities to be delivered.

Schedule 3-13

Appendix S

ATTACHMENT B

Specifications
for
Qualifying Alternate Coal

Parameter	Units	Minimum	Maximum
Grindability	Hardgrove Index	45	No limit
Ash	mg/kcal	1.0	14.5
Heating Value	kcal/kg	4500	6,620
Moisture (GAR)	% by wt	8	35
Sulfur	mg/kcal	0	1.1
Na2O	% by weight in ash	0.7	1.0

Schedule 3-14

APPENDIX S

ATTACHMENT C

Material Terms and Conditions
Of
Adaro Interim Supply Contract for 2002 and initial Primary Supply Contract

An agreement was reached between PLN, Seller and Adaro (as evidenced by Meeting Notes dated June 17, 2002 signed by PLN, Seller and Adaro) ("Adaro Interim Supply Contract"). The Adaro Interim Supply Contract sets out the terms and conditions for coal supply which will apply for the Interim Supply Contract and initial Primary Supply Contract for calendar years 2002 to 2006. The text of such Meeting Notes are restated below.

PT. PLN (Persero)            PT. Paiton Energy            PT. Adaro Indonesia

MEETING NOTES ("NOTES")
COAL PRICE FOR 2002 - 2006

These NOTES are made and entered into this 17th day of June, 2002 by and among PT. Paiton Energy ("PE"), PT. Adaro Indonesia ("Adaro") and PT. PLN (Persero) ("PLN") to confirm their understandings which have been reached to date with respect to the price of coal to be supplied by Adaro to PE during the term of calendar years 2002 through 2006 and will be incorporated in the initial Primary Supply Contract (as defined in the Appendix S of the Amendment to Power Purchase Agreement (PPAA)).

PE, PLN and Adaro agreed on the following for Year 2002 - 2006 (capitalized terms used but not defined herein have the meanings given to them in the PPA):

1.
Delivery by Geared Handymax

    Base Price: Equivalent to US$24.50 per tonne (1000kg) CIF (fixed for 2002, 2003 and 2004, and subject to review at PLN's sole option for 2005 and 2006, in accordance with Section 5 herein).

    Adjustment Formula: Pn = [0.6 × ERn/ERb + 0.4] × Po

    (Pn: New Price, Po: Old Price, ERb: Base Exchange Rate, ERn: New Exchange Rate)

  1)
  Forex Adjustment US$:Rp = 60:40. The price adjustment for each month will be calculated based on the previous month's average BI mid exchange rate.

  2)
  Forex Adjustment Band: + or - 40% change in BI mid exchanges rate from the Base Exchange Rate. If the exchange rate changes by more than + or - 40% from the Base Exchange Rate, the floor and ceiling price will be fixed in US$ at the Base Exchange Rate + or - 40% respectively.

  3)
  The Base Exchange Rate shall be the average BI mid rate for December 2001 ($1 = Rp10,262).

  4)
  The coal price is based on the calorific value gross as received of 5215 kcal / kg

  5)
  Fuel Price Adjustment based on 13.3 litres per tonne of coal delivered.

  6)
  The base fuel oil price shall be the Pertamina published November 2001 price applicable for the month of December 2001. This base fuel oil price is Rp900 per litre.

    Fuel Oil Price Adjustment
    Pfoa = 13.3 × (Pfon-Pfob)

Schedule 3-15

    Pfoa = Fuel Oil Price Adjustment in Rp per tonne of coal
    Pfob = Fuel Oil Base Price in Rp per litre
    Pfon = Fuel Oil New Price in Rp per litre
    The ceiling fuel oil price will be fixed at Rp1,500 per litre for years 2002 and 2003, and at Rp2,000 per litre for years 2004, 2005 and 2006.

2.
Delivery by Barge

    Base (Fixed) Price: Equivalent to US$23.00 per tonne (1000kg) CIF for Year 2002 and 2003
    Base (Fixed) Price: Equivalent to US$22.50 per tonne (1000kg) CIF for Year 2004, 2005 and 2006
    Price adjustment formula shall be as described above for delivery by geared handymax:

  1)
  Forex Adjustment US$:Rp = 60:40. The price adjustment for each month will be calculated based on the previous month's average BI mid exchange rate.

  2)
  Forex Adjustment Band: + or - 40% change in BI Mid exchange rate from the Base

    Exchange Rate. If the exchange rate changes by more than + or - 40% from the Base Exchange Rate, the floor and ceiling price will be fixed in US$ at the Base Exchange Rate + or - 40% respectively.

  3)
  The Base Exchange Rate shall be the average BI mid rate for December 2001 ($1 = Rp10,262).

  4)
  The coal price is based on the calorific value gross as received of 5215 kcal / kg.

  5)
  Fuel Price Adjustment based on 21.9 litres per tonne of coal delivered

  6)
  The base fuel oil price shall be the Pertamina published November 2001 price applicable for the month of December 2001. This base fuel oil is Rp900 per litre.

    Fuel Oil Price Adjustment
    Pfoa = 21.9 × (Pfon-Pfob)
    Pfoa = Fuel Oil Price Adjustment in Rp per tonne of coal.
    Pfob = Fuel Oil Base Price in Rp per litre.
    Pfon = Fuel Oil New Price in Rp per litre.
    The ceiling fuel oil price will be fixed at Rp1,500 per litre for years 2002 and 2003, and at Rp2,000 per litre for years 2004, 2005 and 2006.

3.
Adaro is committed to supply 2.2 million tonnes in 2002, 3.0 million tonnes per year in 2003, 2004, 2005 and 2006 with PE's sole option of plus ten percent, which shall be declared by PE prior to March 31 of each year, and further plus ten percent option, which shall be agreed by PE and Adaro prior to June 30 of each year.

4.
There is no commitment on the part of PE with regards to minimum fuel take in any year.

5.
PLN has the right to review the coal price by geared handymax for year 2005 at the latest by 31 October 2004, and the coal price by geared handymax for year 2006 at the latest by 31 October 2005, respectively. If PLN wishes to review the coal price, PLN shall issue the notice in writing to PE. If PLN does not notify PE in writing by the dates described above, the coal price mentioned above for the following year will be deemed to be accepted by PLN. Upon PLN's notification to review the coal price, PE, PLN and Adaro will meet to discuss the coal price. Such discussions shall be completed by 31 December 2004 and 2005 for the succeeding year for which the coal price is being negotiated. In case the parties are not be able to reach an agreement on a revised coal price by geared handymax for year 2005 and/or 2006 by the date mentioned above, the new coal price shall be determined by expert in accordance with Appendix S as amended in

Schedule 3-16

  conformity with the Binding Term Sheet. Adaro shall supply the coal at the previous year's price and PLN shall continue to pay for Component C at the prior year's price to PE, at least up to the end of June of the year in which the coal price is still being negotiated, or the date on which the parties may agree in writing on the revised coal price, whichever comes earlier. The agreed-upon price shall be effective on or after 1 January of the following year and the balance between the original price mentioned above and the new price which was determined through the procedure above shall be settled in the payment of the succeeding month after the agreement among parties. In any event Appendix S as amended shall override agreements made in these NOTES.

6.
PLN seeks to have PE install the necessary equipment to accept and unload deliveries by barge/small vessel. PE shall install, maintain and operate such unloading facilities if and only if agreement is reached between PE and PLN with regard to terms of reimbursement of capital and operating costs.

7.
Each of PE and Adaro agree to enter into a Primary Supply Contract ("PSC") implementing substantially the terms and conditions specified herein. Such aforementioned PSC, once executed by PE and Adaro and effective, shall immediately supercede the existing Interim Coal Supply Contract referred to in Section 3.1 of Appendix S of PPAA, and shall expire on December 31, 2006. Notwithstanding the foregoing, such PSC may be extended at PE's option in consultation with PLN, for up to two further periods of five years each. Such documentation shall be executed as soon as practicable prior to the effectiveness of PPAA.

  PE and Adaro acknowledge and understand that each of them shall have no obligation against the other party under these NOTES unless and until the PSC shall have been duly executed.

Schedule 3-17

Exhibit A
Amendment to Power Purchase Agreement

CERTIFICATE OF EFFECTIVENESS OF
AMENDMENT TO POWER PURCHASE AGREEMENT

Reference is hereby made to that certain Amendment to Power Purchase Agreement dated as of June 28, 2002 (the "PPAA"), by and between PT. Paiton Energy and PT PLN (Persero). Contained in Section 2.1 of, and Schedule 1, to the PPAA are certain conditions precedent to the effectiveness of the PPAA and the agreements therein.

PT. Paiton Energy and PT PLN (Persero) hereby agree that:

  (i)
  all conditions precedent referred to in Section 2.1 of the PPAA and set forth on Schedule 1 to the PPAA have been satisfied or waived;

  (ii)
  CP Satisfaction (as defined in the PPAA) has occurred; and

  (iii)
  the PPAA is fully and completely effective and binding on the parties thereto in accordance with its terms.

IN WITNESS WHEREOF, PT. Paiton Energy and PT PLN (Persero) have caused their duly authorized President Directors to execute this Certificate of Effectiveness of Amendment to Power Purchase Agreement as of this                        day of 200 .

PT. PLN(PERSERO)	PT. PAITON ENERGY
By:	By:
Name: Eddie Widiono Title: President Director	Name: Ronald P. Landry Title: President Director

Exhibit A-1

Exhibit B
Amendment to Power Purchase Agreement

[MINISTRY OF FINANCE OF THE REPUBLIC OF INDONESIA]

                      [date]

No: S- /MK.01/2002
PT. PAITON ENERGY Menara Batavia, 8th Floor Jalan KH Mas Mansyur, Kav 126 Jakarta 10220 INDONESIA	DRAFT (Subject to the review of MOF legal department)
Re:	Letter of Minister of Finance of the Republic of Indonesia dated March 2, 1994 (Ref. No. S-120/MK.01/1994)

Dear Sirs:

Reference is hereby made to the Letter No.: S-120/MK.01/1994 dated March 2, 1994 (the "Letter") issued by the Minister of Finance of the Republic of Indonesia.

The Letter references a Power Purchase Agreement ("PPA") dated February 12, 1994 between you and Perusahaan Umum Listrik Negara. You and PT. PLN (Persero), the successor in interest to Perusahaan Umum Listrik Negara, have entered into an Amendment to Power Purchase Agreement dated as of June 28, 2002 (the "Amendment"), a copy of which we have received.

This letter will reaffirm that our Letter No. S-120/MK.01/1994 dated March 2, 1994 is still valid to the PPA as amended by the Amendment and to the Amendment itself, and the Letter remains in full force and effect and enforceable in accordance with its terms. The provisions of the third paragraph of the Letter shall apply to this letter.

REPUBLIC OF INDONESIA
By:	Boediono Minister of Finance

Cc.:

1.
Coordinating Minister of Economic Affairs;
2.
Minister of Justice and Human Rights;
3.
Minister of Energy and Mineral Resources;
4.
Secretary General Ministry of Finance;
5.
President Director of PT. PLN (Persero)

Exhibit B-1

Exhibit C
Amendment to Power Purchase Agreement

[DATE]

P.T. Paiton Energy
Menara Batavia
8th Floor
J1. K.H. Mas Mansyur Kav. 126
Jakarta 10220
Indonesia

Re:	Amendment to Power Purchase Agreement, dated as of June 28, 2002 between P.T. Paiton Energy and P.T. PLN (Persero)

LEGAL OPINION

        We are,                        , independent legal counsel to PT. PLN Persero and have been requested to render this legal opinion in satisfaction of the requirements of item (e) of Schedule 1 to the "Amendment to Power Purchase Agreement" (the "Amendment") dated as of June 28, 2002 between P.T. Paiton Energy ("Seller") and P.T. PLN (Persero) ("PLN"). Unless otherwise defined in this legal opinion, terms herein used with initial capital letters shall have the meaning assigned to them in the Amendment.

        In rendering this opinion, we have examined the Amendment and the Original PPA and such laws and regulations, decrees and similar enactments of the Republic of Indonesia, and such records, agreements and other documents of PLN, as we consider necessary or desirable for the opinions hereinafter expressed. Included among the documents we have so examined are the following:

  (i)
  Law No. 9 Year 1969, State Gazette No. 40 year 1969, Supplement No. 2890;

  (ii)
  Law No. 15 Year 1985, State Gazette No. 74 year 1985, Supplement No. 3317;

  (iii)
  Government Regulation No. 17 Year 1990, State Gazette No. 21 year 1990;

  (iv)
  Government Regulation No. 36 Year 1992, State Gazette No. 66 year 1992;

  (v)
  Government Regulation No. 60 Year 1992, State Gazette No. 103 year 1992;

  (vi)
  Presidential Decree No. 85/M/Year 1992;

  (vii)
  Presidential Decree No. 133/Year 2000; and

  (viii)
  [list others as applicable].

        Having considered the above documents and having regard to the laws of the Republic of Indonesia, to which this legal opinion is limited, we are of the opinion that:

  1.
  PLN is a limited liability company ("Persero") under the jurisdiction of the Ministry of Energy and Mineral Resources, the capital of which is wholly owned by the Government of the Republic of Indonesia, validly organized and existing under the laws of the Republic of Indonesia and possessing full power and legal authority to enter into binding contractual obligations with third parties in its own name.

  2.
  PLN has full power, authority and legal right to execute and deliver the Amendment and to perform the duties provided for therein, and the execution, delivery and performance by PLN of the Amendment and the consummation of the transactions contemplated thereby have been duly and validly authorized by all requisite corporate action on the part of PLN.

Exhibit C-1

  3.
  The Amendment has been duly executed and delivered and constitutes the legal, valid and binding obligation of PLN enforceable against PLN in accordance with its terms.

  4.
  The execution, delivery and performance by PLN of the Amendment and the consummation of the transactions contemplated thereby do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the passage of time, or both) (i) the incorporating documents ("Pendirian") of PLN, (ii) any law, rule or regulation of any governmental body or instrumentality of the Republic of Indonesia, or to the best of our knowledge any order, judgment or decree applicable to PLN or any of its assets, or (iii) to the best of our knowledge any contract, agreement or other instrument to which PLN is a party or by which PLN or any of its assets is bound.

  5.
  There is no Consent or Governmental Authorization required to be made or obtained by PLN that has not already been obtained and made and is in full force and effect in connection with the execution, delivery and performance of the Amendment or the consummation of the transactions contemplated thereby.

  6.
  Except for the Labor Union Lawsuit, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, pending or, to my knowledge, threatened against or relating to PLN or to any of its assets relating to the transactions contemplated by the Amendment.

  7.
  [others as applicable]

        This opinion is addressed to you and is for the benefit of you, the Sponsors and the Lenders.

        Done at Jakarta this            day of                        , the year 2002.

[OUTSIDE COUNSEL TO PLN]

Exhibit C-2

Exhibit D
Amendment to Power Purchase Agreement

[DATE]

P.T. PLN (Persero)
Kantor Pusat
Jl. Trunojoyo, M/135
Kebayoran Baru
Jakarta
Indonesia

Re:	Amendment to Power Purchase Agreement, dated as of June 28, 2002 between P.T. Paiton Energy and P.T. PLN (Persero)

LEGAL OPINION

        We are counsel to PT. Paiton Energy and have been requested to render this legal opinion in satisfaction of the requirements of item (i) of Schedule 1 to the "Amendment to Power Purchase Agreement" (the "Amendment") dated as of June 28, 2002 between P.T. Paiton Energy ("Seller") and P.T. PLN (Persero) ("PLN"). Unless otherwise defined in this legal opinion, terms herein used with initial capital letters shall have the meaning assigned to them in the Amendment.

        In rendering this opinion, we have examined the following documents:

  1.
  a copy of the executed Amendment;
  2.
  a copy of the Original PPA;
  3.
  a copy of the amended and restated articles of association of Seller;
  4.
  a copy of the resolutions of the shareholders of Seller appointing the incumbent members of the Board of Directors of Seller and the Board of Commissioners of Seller;
  5.
  a copy of the resolutions of Seller; and
  6.
  a copy of the letter of consent dated            of            , 2002.

        We have also examined such laws and regulations, decrees and similar enactments of the Republic of Indonesia, and such corporate records and other documents of Seller, as we consider necessary or desirable for the opinions expressed herein.

        In providing our opinions set forth below, we have, with your consent, assumed:

  (a)
  the genuineness of all signatures;
  (b)
  the authenticity of all documents submitted to us as originals;
  (c)
  the conformity of copies (photostatic, certified or conformed) provided to us to the originals thereof; and
  (d)
  that PLN has all requisite power (corporate or otherwise) to execute and perform its obligations under the Amendment and that PLN has duly authorized, executed and delivered the Amendment and that PLN has obtained all necessary governmental approvals, consents and licenses necessary for it to enter into and perform under the Amendment.

        Whenever the phrase "to the best of our knowledge" appears in this opinion, its use reflects that we have no actual knowledge to the contrary, but we have not made any investigation into any of the matters to which we refer other than to consult attorneys in our office who have devoted substantial time to the legal affairs of the Seller.

Exhibit D-1

        Based on the foregoing, having regard to the legal considerations that we deemed relevant and subject to the qualifications referred to below, we are of the opinion that:

  1.
  Seller is a limited liability company, duly organized and validly existing under the laws of the Republic of Indonesia and possessing full power and corporate authority to enter into binding contractual obligations with third parties in its own name.

  2.
  Seller has full corporate power, authority and legal right to execute and deliver the Amendment and to perform the obligations provided for therein, and the execution, delivery and performance by Seller of the Amendment and the consummation of the transactions contemplated thereby have been duly and validly authorized by all requisite corporate action on the part of Seller.

  3.
  The Amendment has been duly executed and delivered and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

  4.
  The execution, delivery and performance by Seller of the Amendment and the consummation of the transactions contemplated thereby do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the passage of time, or both) (i) the articles of association of Seller, (ii) any law, rule or regulation of any governmental body or instrumentality of the Republic of Indonesia, or, to the best of our knowledge, any order, judgment or decree applicable to Seller or any of its assets, or (iii) to the best of our knowledge, any contract, agreement or other instrument to which Seller is a party or by which Seller or any of its assets is bound.

  5.
  There is no Consent or Governmental Authorization required to be made or obtained by Seller that has not already been obtained and, to the best of our knowledge, is in full force and effect in connection with the execution, delivery and performance of the Amendment or the consummation of the transactions contemplated thereby, except as expressly noted in the Amendment or any Governmental Authorization the failure of which to obtain or perform could not reasonably have a material adverse effect.

        The foregoing opinions are subject to the following qualifications:

  (1)
  The opinions rendered herein are limited to the laws of the Republic of Indonesia in force and effect as of the date of this opinion and no opinion is given with respect to the laws of any other jurisdiction or their application. We assume no obligation to advise you of any change whatsoever in the laws of the Republic of Indonesia subsequent to the delivery of this letter.

  (2)
  The opinions herein rendered may be affected or limited by (i) the general defenses available to obligors under the laws of the Republic of Indonesia in respect of the validity and enforceability of agreements, such as failure to perform by the other party, illegality of the agreement and infringement of public order or morals, and (ii) the provision of any applicable bankruptcy (kepailitan or "faillissement"), insolvency, fraudulent conveyance (actio pauliana), reorganization, moratorium (penundaan pembayaran or "surseance van betaling"), or similar laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors' rights.

  (3)
  The rights and obligations of the parties to the Amendment are, to the extent that the laws of the Republic of Indonesia are applicable, also subject to the principles of good faith (itikad baik or "goede trouw"), which govern the relationship between the parties to a contract and which, in certain circumstances, may limit or preclude the reliance on, or enforcement of, contractual terms and provisions.

Exhibit D-2

  (4)
  Nothing in the opinions herein rendered should be taken as indicating that the remedies of specific performance, injunction or prejudgment attachment (being in some instances discretionary remedies of the court) would necessarily be available in any particular instance with respect to any particular provision of the Amendment should the matter be litigated in the Republic of Indonesia.

        This opinion is addressed to you and is for the benefit of P.T. PLN (Persero) only and, accordingly, it may not be relied on, transmitted to or filed with or by any other person.

        Done at Jakarta this            day of                        , the year 2002.

                      MOCHTAR, KARUWIN & KOMAR

Exhibit D-3

QuickLinks

  Exhibit 10.10.1
AMENDMENT TO POWER PURCHASE AGREEMENT
  ARTICLE 1. INTERPRETATION
  ARTICLE 2. CONDITIONS PRECEDENT; TERMINATION
  ARTICLE 3. SPECIFIC AMENDMENTS TO ORIGINAL PPA
  ARTICLE 4. REPRESENTATIONS AND WARRANTIES
  ARTICLE 5. RELEASE
  ARTICLE 6. AGREEMENTS AND CONFIRMATIONS
  ARTICLE 7. MISCELLANEOUS
  Schedule 1 to Amendment to Power Purchase Agreement
  Schedule 2 to Amendment to Power Purchase Agreement
  Schedule 3 to Amendment to Power Purchase Agreement
APPENDIX S COAL PRICE DETERMINATION
  Exhibit A Amendment to Power Purchase Agreement
CERTIFICATE OF EFFECTIVENESS OF AMENDMENT TO POWER PURCHASE AGREEMENT
  Exhibit B Amendment to Power Purchase Agreement
  Exhibit C Amendment to Power Purchase Agreement
  Exhibit D Amendment to Power Purchase Agreement